UNITED STATES SECURITIES AND
EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GLOBAL ENERGY INC.

(Exact name of registrant as specified in its charter)

Nevada	2860	86-0951473

(State or other jurisdiction of	(Primary Standard Industrial
incorporation or organization)	Classification Code Number)	(IRS. Employer Identification No.)

415 Madison Avenue, 15th Floor, New York, NY 10017
+1.646.673.8435
(Address and telephone number of registrant's principal executive offices)

Global Energy Inc.
415 Madison Avenue, 15th Floor, New York, NY 10017
+1.646.673.8435
(Name, address and telephone number of agent for service)

Copy of communications to:
Clark Wilson LLP
Attn. Ethan Minsky
Barristers and Solicitors
Suite 800 - 885 West Georgia Street
Vancouver, British Columbia, Canada V6C 3H1
Telephone: 604.687.5700
Fax: 604.687.6314

The sale of securities to the public will commence as soon as practicable after this Registration
Statement becomes effective.
(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933, as amended, registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933, as amended, registration statement number of the earlier effective registration statement for the same offering ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act of 1934.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price (US$)	Amount of registration fee (2)
Common stock of the Registrant issuable upon exercise of share purchase warrants.	18,700,000	$0.07(3)	$1,309,000	$ 51.44
Total	18,700,000			$51.44

(1)	Consists of shares of the registrant’s common stock issuable upon the conversion of up to 18,700,000 share purchase warrants that have been issued to selling shareholders pursuant to a private placement offering as described in this prospectus.

In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement on Form S-1 also registers an indeterminate number of shares of the registrant’s common stock to be offered pursuant to terms which provide for a change in the amount of securities being offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

The shares of the registrant’s common stock issuable upon exercise of the share purchase warrants held by our placement agent for the private offering of our common stock that closed on September 30 and November 4, 2008, and/or “associated persons” of this placement agent are subject to a 180 day lock-up agreement in accordance with the requirements of Financial Industry Regulatory Authority Rule 5110(g)(1).

(2)	Fee is calculated in accordance with Rule 457(c) under the Securities Act of 1933, as amended.

(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and based upon the average of the last reported bid and asking price of the registrant’s common stock as reported on the Over-the-Counter Bulletin Board on December 31, 2008.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON THE DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON THE DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS

Dated ___________, 200_, Subject to Completion

GLOBAL ENERGY INC.
A NEVADA CORPORATION

18,700,000 SHARES OF THE COMMON STOCK OF GLOBAL ENERGY INC.

This prospectus relates to the resale to the public by the selling shareholders named in the “Selling Shareholders” section of this prospectus beginning on page 13, of up to 18,700,000 shares of our common stock, $0.001 par value, which may be issued upon the exercise of up to 18,700,000 share purchase warrants issued to selling shareholders in a private placement offering that closed in two tranches on September 30, 2008 and November 4, 2008, respectively. These share purchase warrants were sold in private transactions that were exempt from the registration requirements of the Securities Act of 1933, as amended.

Each share purchase warrant entitles the holder to purchase one additional share of our common stock at an exercise price of $0.10 per share for a period of five years from the respective closing date.

Our common stock is quoted on the OTC Bulletin Board under the symbol “GEYI.OB”. It is expected that the selling shareholders will sell the shares acquired upon exercise of the warrants at the applicable market price on the OTC Bulletin Board as at the time of sale. On December 31, 2008, the closing price (last sale on the date) for one share of our common stock on the OTC Bulletin Board was $0.07. Based on this price, selling shareholders could be expected to receive proceeds of up to $1,309,000.

Proceeds to Selling Shareholders
Per Share	$0.07
Maximum Total	$1,309,000

We will not receive any proceeds from the resale of shares of our common stock by selling shareholders, although we may receive proceeds of up to $1,870,000 if all of the share purchase warrants are exercised. We will pay for all costs associated with this registration statement and prospectus.

OUR BUSINESS IS SUBJECT TO MANY RISKS AND AN INVESTMENT IN OUR COMMON STOCK WILL ALSO INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD INVEST IN OUR COMMON STOCK ONLY IF YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT. YOU SHOULD CAREFULLY CONSIDER THE VARIOUS RISK FACTORS DESCRIBED BEGINNING ON PAGE 3 BEFORE INVESTING IN OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDERS MAY NOT SELL OR OFFER THESE SECURITIES UNTIL THIS REGISTRATION STATEMENT IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AND BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

THE DATE OF THIS PROSPECTUS IS ______________, 200_.

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
OUR COMPANY	1
THE PRIVATE PLACEMENT	1
THE OFFERING	2
RISK FACTORS	3
RISKS RELATED TO OUR BUSINESS AND FINANCIAL CONDITION	3
RISKS ASSOCIATED WITH THIS OFFERING	10
RISK RELATED TO OUR COMMON STOCK	11
USE OF PROCEEDS	12
DETERMINATION OF OFFERING PRICE	12
SELLING SHAREHOLDERS	13
PLAN OF DISTRIBUTION	14
DESCRIPTION OF SECURITIES TO BE REGISTERED	16
INTERESTS OF NAMED EXPERTS AND COUNSEL	17
INFORMATION WITH RESPECT TO THE REGISTRANT	17
DESCRIPTION OF THE BUSINESS	17
WHERE YOU CAN FIND MORE INFORMATION	26
LEGAL PROCEEDINGS	27
MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED SHAREHOLDER MATTERS	27
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	28
CHANGE OF PRINCIPAL ACCOUNTANT	30
COMPANY MANAGEMENT	31
EXECUTIVE COMPENSATION	33
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	36
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	37
TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS	38
DIRECTOR INDEPENDENCE	39
OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION	39
INDEMNIFICATION OF DIRECTORS AND OFFICERS	40
RECENT SALES OF UNREGISTERED SECURITIES	41
EXHIBITS AND FINANCIAL STATEMENTS AND SCHEDULES	45
UNDERTAKINGS	48
SIGNATURES	50
CONSOLIDATED AUDITED FINANCIAL STATEMENTS FOR THE PERIOD ENDING DECEMBER 31, 2007	F-1
REPORTS OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS	F-2
CONSOLIDATED FINANCIAL STATEMENTS IN U.S. DOLLARS	F-3
INTERIM CONSOLIDATED FINANCIAL STATEMENTS AS OF SEPTEMBER 30, 2008	F-1

You should rely only on the information contained in this prospectus and in any accompanying prospectus supplement. We have not, and selling shareholders have not, authorized anyone to provide you with information different from the information contained in this prospectus. The information in this prospectus is accurate only as of the date of this prospectus, regardless of when this prospectus is delivered or when any sale of our common stock occurs.

PROSPECTUS SUMMARY

As used in this prospectus, the terms “we”, “us”, “our” and “our company” mean Global Energy Inc. and our subsidiaries: Global N.R.G. Pacific Ltd., Global Energy Ethiopia PLC, Alphakat-Global Energy GmbH and Global Fuel Israel Ltd., unless the context otherwise indicates. The use of the symbol “$” in this prospectus refers to United States dollars unless otherwise indicated.

Our Company

Our company was organized on February 16, 1999, under the laws of the State of Nevada, as Global Smartcards Inc. On April 28, 2003, we changed our name to Global Energy Inc.

Our business address is 415 Madison Avenue, 15th Floor, New York, NY 10017, and our telephone number is (646) 673-8435. Our registered agent is Rite, LLC., 1905 South Eastern Ave., Las Vegas, NV 89104. Our website is http://www.global-nrg.biz. The information contained in our website is not incorporated by reference into this prospectus.

We are a development stage company that intends to partner with local companies, generally operators of landfill sites and recycling facilities, to acquire, build and operate facilities in various locations around the world that will use a proprietary technology to produce and sell high quality synthetic diesel fuel at a production cost well below the cost to produce regular diesel fuel, and also to potentially earn additional revenues from garbage tipping fees and through the recycling of waste. The technology may be used to produce high quality synthetic diesel fuel utilizing a range of feedstocks such as municipal solid waste any hydrocarbon-based material such as biomass, plastic, paper, wood, leather, textiles, or waste oils. Additionally, through a subsidiary jointly owned with the owner and licensor of the technology, we have obtained certain exclusive rights to market and sell this technology. As of the date of this prospectus, we have entered into agreements with several major waste facility operators and operators of waste-to-energy and power generation projects in the United States, China, United Kingdom, and Romania to build and develop factories that will use the technology to produce synthetic diesel fuel from municipal waste and other hydrocarbon-based feedstocks.

We have expensed approximately $2,300,000 in the cultivation of castor plants in Southern Ethiopia. Our activities are based in Sodo, Ethiopia and in the regions of Waletia and Goma Gofa, Ethiopia. We engaged a large number of local independent farmers who use a portion of their existing land to cultivate the castor seeds, or clear additional land, and trained these farmers on new agricultural techniques. The local independent farmers seeded approximately 4,000 hectares of land commencing in April, 2008. In the fourth quarter of 2008, the farmers harvested several hundred tons of castor crop. In early 2009, we expect to purchase the crop from the farmers and to sell it to different clients.

The Private Placement

Pursuant to a confidential private placement memorandum dated July 17, 2008, as subsequently amended and restated on October 23, 2008, we sold 34 units to 30 investors for gross proceeds of $1,700,000. Each unit consists of 500,000 shares of our common stock, per $0.001, and 500,000 share purchase warrants. Each share purchase warrant entitles the holder to purchase one additional share of our common stock at an exercise price of $0.10 for a period of five years from the date of issue. As part of the commission for the private placement, we issued 1,700,000 share purchase warrants to a placement agent. The units were sold in private transactions exempt from the registration requirements imposed by the Securities Act of 1933, as amended.

Each investor purchased the units under the terms of a securities purchase agreement between itself and our company, dated as of the applicable closing date. Under a registration rights agreement dated July 6, 2008, we agreed to prepare this registration statement on Form S-1 to register the shares which may be issued to the investors and the placement agent upon exercise of the share purchase warrants issued to them in the private placement.

Under the terms of an agreement between ourselves and our senior secured lender, we required the lender’s consent to engage in this private placement transaction at a price per share that was less than ninety percent (90%) of the bid price of our common stock determined immediately prior to its issuance. As a partial consideration for the consent to engage in the private placement, we issued 1,200,000 shares of our common stock to our senior secured lender.

As a result of the private placement, and including the shares issued to our senior secured lender, the number of issued and outstanding shares of our common stock increased from 63,187,764 to 81,387,764.

The Offering

Securities offered	Up to 18,700,000 shares of our common stock, $0.001 par value, issuable to selling shareholders upon the exercise of the share purchase warrants, which were issued directly to selling shareholders in the private placement that closed in two tranches on September 30 and November 4, 2008, respectively.

Each share purchase warrant entitles the holder to purchase one share of our common stock at an exercise price of $0.10 per share for a period of five years from the respective closing date.

Selling shareholders may offer and sell, from time to time, any or all of the common stock registered under this registration statement.

Selling Shareholders	1.	Any one or more of the 30 investors listed in the "Selling Shareholders" section of this prospectus beginning on page 13, who received 17,000,000 share purchase warrants to purchase our common stock in a private placement that closed in two tranches on September 30 and November 4, 2008, respectively.

2.	A placement agent, who received 1,700,000 share purchase warrants to purchase our common stock as part of a commission we paid to it for its services rendered in connection with the private placement.

OTC Bulletin Board symbol	GEYI.OB

Selling Price	Market price on the OTC Bulletin Board, where, as of December 31, 2008, the last trading price for one share of our common stock was $0.07.

Maximum Amount of the Offering	Based on the closing price of $0.07 for one share of our common stock on the OTC Bulletin Board on December 31, 2008, selling shareholders may receive maximum proceeds of $1,309,000.

Common stock outstanding	81,387,764 shares as of January 5, 2009, from the total authorized share capital of 250,000,000 shares. On November 4, 2008, our controlling shareholder approved an amendment to our articles of incorporation increasing the authorized share capital to 750,000,000. The amendment will take effect in January, 2009 when we will file a certificate of amendment with the Nevada Secretary of State.

Use of proceeds	We will not receive any of the proceeds from the sale of shares by selling shareholders. However, we may receive proceeds of up to $1,870,000 if all of the share purchase warrants are exercised. We plan to use these proceeds for working capital purposes.

Risk factors	The offering involves a high degree of risk. Please refer to the various risk factors described beginning on page 3 of this prospectus for a description of the risk factors you should consider in relation to investing in our common stock.

RISK FACTORS

You should carefully consider the risks described below, together with all of the other information in this prospectus, before deciding to invest in our common stock. We face numerous risks that may prevent us from achieving our goals, including but not limited to the risks described herein. Additional unknown risks may also impair our financial performance and business operations. Our business, financial condition and/or results of operation may be materially adversely affected by the nature and impact of these risks. In such case, the market value of our securities could be detrimentally affected, and investors may lose all or part of their investment.

If we do not successfully address any one or more of the risks described below, there could be a material adverse effect on our financial condition, operating results and business. We cannot assure you that we will successfully address these risks.

Risks Related to our Business and Financial Condition

We are a development stage company with a limited operating history and a small employee base, which makes investments speculative.

We are a development stage company with a limited operating history upon which to base an evaluation of our current business and future prospects. We have to date been engaged in organizational activities including developing a strategic operating plan and entering into contracts. We currently have only three employees. Other than limited testing activities with respect to the synthetic diesel fuel that we propose to produce, and the planting and harvesting of castor seeds in Ethiopia, we have not conducted any operations.

Accordingly, we have a limited operating history upon which an evaluation of our performance and prospects can be made. Our prospects must be considered in light of the inherent risks, expenses and difficulties encountered by companies in the early stages of development, particularly companies in new and evolving markets. These risks include, by way of example and not in limitation, unforeseen capital requirements, unforeseen technical problems, failure of market acceptance, failure to establish business relationships and competitive disadvantages against larger and more established companies. We may not be able to successfully address any of these risks or others. Failure to do so could seriously harm our business and cause our operating results to suffer.

We have not generated any revenues to date and may not be able to generate revenues in the future.

We have not generated any revenues to date and do not expect to generate any revenues until after we have successfully acquired, built and operated one or more synthetic diesel fuel manufacturing plants or harvested and delivered a successful crop of castor seeds and commenced commercial sales. Except with respect to potential revenue from the sale of castor seeds, we do not currently anticipate that any of this could occur until the first quarter of 2010 at the earliest, if at all. Any start-up delays due to problems with physical plants, staffing, permitting or other operational issues would negatively impact our business. Any planned manufacturing plants may not achieve projected capacity. If they do not, we could continue to suffer losses from operations and may never become profitable. If this were to occur, our business could fail.

We will need substantial additional funding to pursue our business plan and fund our proposed operations. If we are unable to obtain the funds necessary to do so, we may be required to delay, scale back or eliminate our business plans or we may be unable to continue our business.

We plan to acquire, build and operate facilities to manufacture renewable synthetic diesel fuel. These plans require a commitment of funds substantially in excess of funds we currently have available. As a result of the proceeds raised in our private placement offering of units that closed in two tranches on September 30, 2008 and November 4, 2008, respectively, we believe that we have sufficient funds to satisfy our basic capital needs for approximately nine months. However, most of these proceeds of the private placements will be used to fund our general corporate overhead.

Future capital requirements may vary significantly and will depend on certain factors, many of which are not within our control. These include the ongoing development and testing of the proprietary technology which we plan to use for production of synthetic diesel fuel, the nature and timing of licensing and sublicensing activities, plant construction, commencement of sales, the hiring of qualified management and employees, responding to competitive pressures, regulatory requirements and the availability of financing.

We will need to raise substantial additional capital to fund the expansion of our business. We cannot be certain that additional financing will be available on acceptable terms, or at all, particularly in light of the recent economic downturn and dislocations in the credit and capital markets, which may or may not continue. To the extent that we raise additional capital through the sale of equity securities, the ownership position of our existing stockholders could be substantially diluted. If additional funds are raised through the issuance of debt securities, these securities are likely to have rights, preferences and privileges senior to our common stock. Fluctuating interest rates could also increase the costs of any debt financing we may obtain.

Failure to successfully address ongoing liquidity requirements will have a material adverse effect on our business. If we are unable to obtain additional capital on acceptable terms when needed, we may be required to take actions that harm our business and our ability to achieve cash flow in the future, including the possible impairment of our relationship with Alphakat GmbH, delay of expansion plans or curtailing or ceasing operations.

Our independent registered public accounting firm has expressed doubt about our ability to continue as a going concern, which may hinder our ability to obtain future financing.

Our consolidated financial statements as of December 31, 2007 have been prepared under the assumption that we will continue as a going concern for the year ending December 31, 2008. Our independent registered public accounting firm has issued a report that included an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern without raising capital or generating revenues. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Our ability to produce and distribute commercial quantities of synthetic diesel fuel is unproven, which could have a detrimental effect on our ability to generate or sustain revenues.

Production of synthetic diesel fuel from hydrocarbon-based materials using the proprietary KDV technology has never been tested on a commercial basis. The synthetic diesel fuel produced using this technology, while intended as a new class of fuel for transportation and power generation and as a heating fuel, may never achieve technical or commercial viability. All of the tests conducted to date with respect to the KDV technology have been performed in a limited scale environment and the same or similar results may not be obtainable at competitive costs on a large-scale commercial basis. We have never utilized the KDV technology under the conditions or in the volumes that will be required for it to be profitable and cannot predict all of the difficulties that may arise. The KDV technology, when used, may require further research, development, regulatory approvals, environmental permits, design and testing prior to commercialization. Accordingly, the KDV technology or the synthetic diesel fuel produced using it may not perform successfully on a commercial basis and we may never generate any revenues or become profitable.

We may not be able to achieve the objectives set forth in our business plan.

We are focused on building and operating a series of facilities to produce synthetic diesel fuel from municipal solid waste, oil residuals, refinery wastes and biomass. We have not yet commenced the design, engineering, development or construction of any synthetic diesel fuel manufacturing plants.

We intend to work with local partners, including local partners that have the ability to supply large quantities of the required waste. We intend to set up three to four first generation commercial plants in countries where strategic partners able to supply the required waste have already been identified, including the United States, China, Israel, Poland, and Romania.

We can give no assurance that we will be able to identify the required local partners and negotiate acceptable agreements with them, nor can it be assured that we can achieve the objectives listed above. In addition, the local partners that we are already working with or that we may work with in the future may decide not to proceed with their plans to build and operate fuel production facilities.

Our business depends on proprietary technology that we do not own, that we may not be able to protect, and which may infringe on the intellectual property rights of others.

Our success will depend, in part, on the commercial viability of the KDV technology and on the strength of the intellectual property rights relating to this technology. The KDV technology consists primarily of a proprietary turbine and a catalyst, which, when used together, enable the operator to convert waste into synthetic diesel fuel. The KDV turbine has been patented by its inventor, Dr. Christian Koch, in Germany, the USA, and certain other countries. The catalyst used in the KDV technology is not protected by patent, nor is it proprietary to us, Dr. Koch, or Alphakat GmbH. Dr. Koch has licensed Alphakat GmbH, a German company that Dr. Koch owns and controls, to market, manufacture and sell KDV turbines. Alphakat GmbH has granted to Alphakat-Global Energy GmbH, an equally owned subsidiary of our company and Alphakat GmbH, a right to market and sell KDV turbines in certain areas of the world. If a third party were to claim that Dr. Koch’s patents infringe on its proprietary rights, there can be no assurance that Dr. Koch would defend the patents or, if he did attempt to defend them, that he would be successful. Patent litigation can be very expensive and protracted and Dr. Koch may not have the financial means to defend such a claim. If a third party were to prove such an infringement, Alphakat-Global Energy GmbH might not be able to find any buyers for or partners to use the KDV technology. Because the sales commissions that Alphakat-Global Energy GmbH hopes to earn from sales of the KDV turbines to end users is a proposed source of significant revenue, the inability to sell KDV turbines would have an adverse effect on our potential revenue stream.

If a third party can prove that the KDV technology infringes on its own intellectual property rights, we might not be able to purchase, install or operate KDV turbines, or the cost to do so may increase to the point where it would no longer be feasible to do so. Because we propose to generate the majority of our revenue from the construction and operation of synthetic diesel fuel production facilities using the KDV technology, such a result could have a material adverse effect on our proposed operations.

In addition, any agreements with our employees, consultants, advisors and strategic partners (or those of Alphakat GmbH or Alphakat-Global Energy GmbH) restricting the disclosure and use of trade secrets, inventions and confidential information relating to the KDV technology may not provide meaningful protection in the event of unauthorized use or disclosure.

Dr. Koch’s patents may not protect against the possibility that third parties could independently develop substantially similar technology, nor will the patents protect against infringement by third parties in any country where the KDV technology has not been patented. Because we propose to generate the majority of our revenue from the construction and operation of fuel production facilities using the KDV technology, there can be no assurance that Dr. Koch’s intellectual property rights can prevent third parties from competing with us. Increased competition could result in higher prices for us for the raw materials used in converting waste to fuel, lower prices for the fuel produced, and higher operating costs, any of which could have a material adverse effect on our proposed operations. For a more complete discussion about the risks of competition, please refer to the risk factor describing the risks we may face from competition included in the Risk Factor titled “Competition may impair our success” on page 7 of this prospectus.

Finally, if a third party were to sue us for an alleged infringement of its proprietary rights, we could incur substantial costs in defending ourselves. Any such claim against us, with or without merit, would likely be time-consuming and expensive and there is a possibility that the plaintiff in such an action may have greater resources than we do. We may not be able to afford to pay the fees and costs required in order to mount a defense. Any adverse finding in such an action could have a material adverse effect on our ability to conduct our proposed operations.

An unrelated company is offering KDV turbines for sale in territories where our subsidiary, Alphakat-Global Energy GmbH, has been granted the exclusive right to market and sell the KDV technology.

An entity that has no affiliation with us is offering KDV turbines for sale in certain west coast states of the United States. This is in direct conflict with Alphakat-Global Energy GmbH’s exclusive right to sell the KDV technology in the United States and the rights of Covanta Energy Corp., our strategic partner, as provided in the agreements with Alphakat-Global Energy GmbH and Dr. Koch. Alphakat-Global Energy GmbH and Covanta Energy Corp. have informed this unrelated party of their respective rights and have demanded that this third party cease and desist from all marketing and sales activities in the United States in respect of the KDV technology. The unrelated company has not responded to the foregoing demands and we, Alphakat-Global Energy GmbH, or Covanta Energy Corp. may need to enforce our respective rights by proceeding to litigation, which may prove costly and there can be no assurance that we will prevail.

Alphakat GmbH may not deliver KDV turbines on time, or at all, and Dr. Koch may breach his agreements with our company.

We are wholly dependent on Alphakat GmbH and Dr. Koch to manufacture and deliver KDV turbines that may be ordered from time-to-time by us and our local partners, or by purchasers of the turbines that purchase them through Alphakat-Global Energy GmbH. Alphakat GmbH is in the development stage and has not yet proved its capacity to build and timely deliver KDV turbines. Delay in production or delivery could materially and adversely impair our operations and we could be forced to discontinue our business.

In addition, in the event that Dr. Koch grants rights to third parties with respect to the KDV technology in breach of our agreements with Dr. Koch, or otherwise does not perform any material obligations that he may owe to us, Alphakat-Global Energy GmbH or other purchasers or users of the KDV technology, our business may experience a substantial setback and may fail.

Unanticipated problems in our engineering and construction operations may harm our business.

Cash flow will depend on our ability and the ability of our local partners to timely design, construct and complete synthetic diesel fuel manufacturing plants. If engineering and construction operations are disrupted and/or the economic integrity of these projects is threatened for unexpected reasons, our business may experience a substantial setback. As a development stage company, we are particularly vulnerable to these risks.

Completion of diesel fuel manufacturing plants will not assure a profit on the investment or recovery of construction costs. Also, environmental damage may greatly increase the cost of construction and various other field operating conditions may adversely affect the construction of synthetic diesel fuel manufacturing plants. These conditions include, but are not limited to, delays in obtaining governmental approvals or consents, attracting and retaining qualified employees, labor relations issues and adverse geological and mechanical conditions. These uncertainties may have a material adverse effect on our revenue and cash flow levels to varying degrees and may result in the impairment of our business.

Our marketing and sales subsidiary could lose its right to market and sell the KDV technology if certain sales thresholds are not achieved.

If Alphakat-Global Energy GmbH does not sell at least 10 units based on the KDV technology before December 2010, it could lose the rights to market and sell the KDV technology. This could have a material adverse effect on our proposed business.

Our business may suffer if we are unable to attract and/or retain talented personnel.

Our success will depend in large measure on the abilities, expertise, judgment, discretion, integrity, and good faith of our current personnel and management and on other personnel we may hire. We currently have 3 employees. The loss of a key individual or the inability to attract suitably qualified replacements or additional staff could adversely impact our business. Our success depends on the ability of our management and employees to interpret market and technical data correctly, to respond to economic, market and other conditions, and to manage effectively the production, marketing and sale of synthetic diesel fuel using the KDV technology. Furthermore, no assurance can be given that key personnel will continue their employment with us or that replacement personnel with comparable skills can or will be found. If we are unable to attract and retain key personnel, our business may be adversely affected. We do not maintain, nor do we currently intend to procure, any “key man” insurance.

Competition may impair our success.

The market for the manufacture, marketing and sale of renewable diesel (mineral and synthetic) and other alternative fuels is highly competitive. According to the National Bio-diesel Board (NBB), as of January 25, 2008, there were at least 171 companies engaged in the development, manufacture and marketing of bio-diesel fuel, with current production capacity estimated at 2.24 billion gallons per year, with actual production for the 12-month period ended September 30, 2007 of 450 million gallons. The NBB further estimated that another 1.23 billion gallons of annual plant capacity were under development. Competition could be intense and result in increases in the costs of feedstock, plant construction and operating expenses, as well as make it more difficult to attract and retain qualified engineers, chemists and other employees whose services could be key to our operations as they develop. Larger companies that are already engaged in this business may have access to greater financial and other resources, making it difficult to compete with them in recruiting and retaining qualified employees as well as in acquiring attractive locations for the construction and operation of a producing plant.

Moreover, if production capacity in the industry increases faster than demand for alternative fuels (including synthetic diesel fuel), sale prices could be depressed. Falling oil prices may have a negative effect on demand for alternative fuels such as the synthetic diesel fuel that we propose to produce. In addition to competition from other companies engaged in producing alternative fuel, we will compete with producers of petroleum fuels.

Competition from other companies producing alternative fuels may increase if energy prices on the commodities market, including the price of oil and alternative fuel, rise. Additionally, new companies are constantly entering the market, thus increasing the competition for capital. This could have a negative impact on our ability to obtain additional capital from investors.

If we are unable to compete effectively or adequately respond to competitive pressures, our results of operation and financial condition may be materially adversely affected.

Our management has identified a material weakness in internal control over financial reporting and we can provide no assurance that additional material weaknesses will not be identified in the future. Our failure to implement and maintain effective internal control over financial reporting could result in material misstatements in our financial statements.

In our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, we reported that our management had concluded that, as of December 31, 2007, our small size and limited number of employees resulted in an inherent material weakness in our internal control over financial reporting because the segregation of duties may not provide reasonable assurance that our internal control over financial reporting is reliable and may not prevent or detect misstatements. We can provide no assurance that we can correct this material weakness or that additional material weaknesses in our internal control over financial reporting will not be identified in the future. Any failure to maintain required controls, or any difficulties that may be encountered in the implementation of new or improved controls, could result in additional material weaknesses, cause us to fail to meet our periodic reporting obligations or result in material misstatements in our financial statements.

We may not effectively manage future growth.

If we achieve rapid growth, it will place a significant strain on our financial, managerial, and operational resources. To achieve and manage growth effectively, we must continue to improve and expand our operational and financial management capabilities. Moreover, we will need to increase staffing and effectively train, motivate and manage our employees. Failure to manage growth effectively could harm our business.

Prices and markets for alternative diesel (such as renewable synthetic diesel fuel) are unpredictable and tend to fluctuate significantly.

The price of fuel is determined based on world demand, supply and other factors that impact the price of synthetic diesel fuel as well as conventional and other alternative fuels, all of which are beyond our control. World prices for fuel have fluctuated widely in recent years and we expect that prices will continue to fluctuate. Price fluctuations will have a significant impact on revenue, results of operations and our general financial condition. Price fluctuations for synthetic diesel fuel and other fuel may also impact the investment market and our ability to raise capital through the sale of debt or equity securities. Future decreases in the price of competing fuels may have a material and adverse effect on our financial condition. In addition, in the United States, demand for alternative fuels is affected by certain federal and state tax benefits. Moreover, the synthetic diesel fuel may not be eligible for tax incentives currently provided to the alternative fuels industry.

As of December 31, 2008, we have outstanding short and long term debt, which, if it not repaid when due, will permit the holders of this debt to seek renegotiation or bankruptcy alternatives, the result of which could terminate implementation of our business plan.

As of December 31, 2008, we had secured convertible debentures in the principal amount of $4,000,000 outstanding plus approximately $257,400 in outstanding interest thereon. We have pledged all of our assets as security for this debt to our senior secured lender. From time to time, we may also have trade debt and equipment financing outstanding. If we are unable to repay any of our obligations when due, our creditors could foreclose on our assets, force us into bankruptcy or force renegotiation of the terms of the outstanding debt to terms that may be substantially less favorable to us. In either event, our ability to pursue our business plan would be significantly impaired and our equity could become worthless. For more information about the recent amendment to our agreement with our senior secured lender, please see the “Financing Agreement” section of this prospectus beginning on page 23.

Additionally, as of December 31, 2008, we have outstanding short term loans in the approximate amount of $840,000.

Our business may be adversely affected by regulatory and environmental risks.

Our operations will be subject to environmental risks and hazards and to environmental regulation implemented and/or imposed by a variety of international conventions as well as federal, state, provincial and municipal laws and regulations. Environmental laws restrict and prohibit spills, discharges and emissions of various substances produced in association with our proposed synthetic diesel fuel manufacturing operations. Environmental laws also require that manufacturing plants be operated, maintained and closed in such a way that satisfies applicable regulatory authorities.

Compliance with environmental laws can require significant expenditures and a violation may result in the imposition of fines and penalties, some of which may be material. Environmental legislation is evolving in a manner that could result in stricter standards and enforcement, larger fines and liability and potentially increased capital expenditures and operating costs. Compliance with environmental laws may cause us to limit production, significantly increase the costs of our operations and activities or otherwise adversely affect our financial condition, results of operations and/or prospects.

Insurance may be inadequate to cover liabilities.

Manufacturing plant operations can give rise to liability for pollution, property damage, personal injury or other hazards. We do not currently carry a policy of liability insurance insuring against these risks. Even if we obtain insurance to address such risks, insurance policies may have prohibitively high deductible amounts and limitations on liability, such that coverage may not be obtainable or sufficient to cover the full extent of the liabilities. Also, some risks may not be insurable. If we suffer a significant event or occurrence that is not fully covered by insurance, or if the insurer of such event is not solvent, this could result in a material adverse effect on our company and our business.

Our business is subject to local legal, political and economic factors.

We expect to operate in Europe, Israel, North America, China, Africa and other countries. Not all of these areas have stable legal, political and economic conditions. For the areas that do have stable legal, political and economic conditions, there is a risk that these conditions will change. These risks include, but are not limited to, terrorism, military repression, interference with private contract rights, currency fluctuations, inflation, exchange controls and other laws or policies affecting environmental issues (including land use and water use), workplace safety, foreign investment, foreign trade, investment or taxation, restrictions imposed on the alternative fuel industry (such as restrictions on production) and price and export controls. Any changes in alternative fuel policies, financial incentives, investment regulations or a shift in political attitudes about the business that we propose to operate could adversely affect our business and future financial results.

Because most of our officers and directors are located in non-U.S. jurisdictions, our shareholders may have no effective recourse against them for misconduct and may not be able to enforce judgments and civil liabilities against them.

Only two of our directors, Amir Elbaz and

Hedy Ram, are U.S. residents. The remainder of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to enforce within the United States any judgments obtained against these officers or directors, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any U.S. state.

We were late in filing our income tax returns and we may be assessed for late filing penalties.

Our company and our subsidiaries first filed tax returns with the Internal Revenue Service on December 15, 2008. Because we have never had any income from operations, we are confident that we do not owe any income tax, but the tax authorities in certain jurisdictions could assess a penalty for late filing. We are not able to assess whether any penalties will be assessed or, if so, the amount thereof.

Risks Associated with this Offering

Exercise of warrants issued pursuant to the private placements of units that closed on September 30, 2008 and November 4, 2008, respectively, will dilute equity interests in our company and could result in a decline of the trading price of our common stock.

Investors who purchased units pursuant to our private placement offering that closed in two tranches on September 30, 2008 and November 4, 2008, respectively, may exercise the share purchase warrants that formed part of such units to be issued shares of our common stock, thereby diluting the equity interests represented by the outstanding shares of our common stock at the date of the exercise. Specifically, these investors exercise up to 18,700,000 share purchase warrants to be issued up to 18,700,000 shares of our common stock, thereby increasing our total issued and outstanding shares from 81,387,764 as of January 5, 2009 to up to 100,087,764 upon exercise of the warrants. The issuance of such shares and the associated dilution could result in a decline in the trading price of our common stock.

Future sales of our common stock could adversely affect its price and our future capital-raising activities could involve the issuance of equity securities, which would dilute your investment and could result in a decline in the trading price of our common stock.

We may sell securities in the public or private equity markets if and when conditions are favorable, even if we do not have an immediate need for additional capital at that time. Sales of substantial amounts of our common stock, or the perception that such sales could occur, could adversely affect the prevailing market price of our common stock and our ability to raise capital. We may issue additional common stock in future financing transactions or as incentive compensation for our executive management and other key personnel, consultants and advisors. Issuing any equity securities would be dilutive to the equity interests represented by our then-outstanding shares of common stock. The market price for our common stock could decrease as the market takes into account the dilutive effect of any of these issuances. Furthermore, we may enter into financing transactions at prices that represent a substantial discount to the market price of our common stock. A negative reaction by investors and securities analysts to any discounted sale of our equity securities could result in a decline in the trading price of our common stock.

Investors in our common stock will experience additional dilution upon the exercise of existing options and warrants and the conversion of existing convertible debentures.

There are 11,081,436 shares of common stock underlying options granted pursuant to our stock option plan. In addition, approximately 66,200,000 shares of our common stock could be issued upon the conversion of certain outstanding convertible debentures and exercise of share purchase warrants held by our secured lender. If the holders of those securities convert or exercise, investors in our common stock may experience dilution in the net tangible book value of their common stock.

Risk Related to our Common Stock

There is a limited market for our common stock which may make it more difficult investors in our common stock to resell their stock.

Our common stock is quoted on the OTC Bulletin Board under the symbol “GEYI.OB”. There is a limited trading market for our common stock. Accordingly, there can be no assurance as to the liquidity of any markets that may develop for our common stock, the ability of holders of our common stock to sell our common stock or the prices at which holders may be able to sell our common stock.

The market price of our common stock is likely to be volatile.

The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including:

—	technological innovations or new products and services developed by us or our competitors;

—	additions or departures of key personnel;

—	sales of our common stock;

—	our ability to integrate operations, technology, products and services;

—	our ability to execute our business plan;

—	operating results below expectations;

—	loss of any strategic relationship;

—	industry developments;

—	economic and other external factors; and

—	period-to-period fluctuations in our financial results.

Because we have a limited operating history, any one of these factors may be material. Our stock price may fluctuate widely as a result of any of the above listed factors.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

We have a concentration of stock ownership and control, which may have the effect of delaying, preventing or deterring a change of control.

Our common stock ownership is highly concentrated. Through ownership of shares of our common stock, Carrigain Investment Ltd., a company controlled by Ariel Malik and Zeev Bronfeld of Israel, beneficially owns approximately 51.6% of the total 81,387,764 issued and outstanding shares of our common stock as of January 5, 2009. If all of the share purchase warrants issued pursuant to the private placement offering of units that closed in two tranches on September 30, 2008 and November 4, 2008, respectively, are exercised, Carrigain will own approximately 42% of the total 100,087,764 issued and outstanding shares of our common stock. As a result of the concentrated ownership of our stock, a relatively small number of shareholders, acting together, will be able to control all matters requiring shareholder approval, including the election of directors and approval of mergers and other significant corporate transactions. This concentration of ownership may have the effect of delaying, preventing or deterring a change in control of our company. It may also affect the market price of our common stock.

We have not paid dividends in the past and do not expect to pay dividends in the future.

We have never paid cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. The payment of dividends on our common stock will depend on our earnings, financial condition and other business and economic factors affecting us at such time as the board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on investment will only occur if our stock price appreciates.

Our common stock is deemed to be “penny stock” with a limited trading market.

Our common stock is currently listed for trading on the OTC Bulletin Board, which is generally considered to be a less efficient market than markets such as NASDAQ or other national exchanges. This may cause difficulty in conducting trades and difficulty in obtaining future financing. Further, our securities are subject to the “penny stock rules” adopted pursuant to Section 15 (g) of the Securities Exchange Act of 1934, as amended. The penny stock rules apply to non-NASDAQ companies whose common stock trades at less than $5.00 per share or which have tangible net worth of less than $5,000,000 ($2,000,000 if a company has been operating for three or more years). Such rules require, among other things, that brokers who trade “penny stock” to persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade “penny stock” because of the requirements of the “penny stock rules” and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. In the event that we remain subject to the “penny stock rules” for any significant period, there may develop an adverse impact on the market, if any, for our securities. Because our securities are subject to the “penny stock rules”, investors will find it more difficult to dispose of our securities. Further, for companies whose securities are traded on the OTC Bulletin Board, it is more difficult: (i) to obtain accurate quotations, (ii) to obtain coverage for significant news events because major wire services, such as the Dow Jones News Service, generally do not publish press releases about such companies, and (iii) to obtain needed capital.

USE OF PROCEEDS

We will not receive any proceeds from the resale of shares of our common stock by the selling shareholders under this prospectus. However, we may receive proceeds of up to $1,870,000 if all of the 18,700,000 share purchase warrants are exercised by the selling shareholders. We expect to apply such proceeds to general corporate purposes and operations, including payment of salaries and other executive compensation as described in the “Executive Compensation” section of this prospectus beginning on page 33 and payment of expenses associated with this prospectus.

DETERMINATION OF OFFERING PRICE

This prospectus relates to the resale by selling shareholders of up to 18,700,000 shares of our common stock that may be issued to them upon exercise of up to 18,700,000 share purchase warrants that we issued to them in a private placement that closed in two tranches on September 30 and November 4, 2008, respectively.

Selling shareholders may sell these shares of our common stock in the public market or through privately negotiated transactions or otherwise. Selling shareholders may sell these shares our common stock through ordinary brokerage transactions, directly to market makers, or through any other means described in the “Plan of Distribution” section of this prospectus beginning on page 14.

SELLING SHAREHOLDERS

Selling Shareholders comprise two categories of shareholders:

(1)	Any one or more of the 30 investors listed below who received 17,000,000 share purchase warrants to purchase our common stock in connection with investing in our company through the private placement that closed in two tranches on September 30 and November 4, 2008, respectively.

(2)	A placement agent, who received 1,700,000 share purchase warrants to purchase our common stock as part of a commission it paid to it for its services rendered in connection with the private placement.

None of the investors listed below have held any position or office, or had any other material relationship with us or any of our predecessors or affiliates over the past three years.

Name	Amount of Securities Owned by the Security Holder Prior to the Offering	Amount of Securities Offered for Sale by the Security Holder	Amount of Securities Owned by the Security Holder After the Offering	Percentage of our Common Stock Owned by the Security Holder After the Offering(1),(2)
Anthony A. Smalarz Revocable Trust DTD 10-03-2007(3)	500,000(4)	250,000(5)	250,000	-
Ardron 2001 Revocable Trust(6)	1,000,000(4)	500,000(5)	500,000	-
Arturo Martinez	4,000,000(4)	2,000,000(5)	2,000,000	2%
Ben Hasty MD	1,000,000(4)	500,000(5)	500,000	-
Bernie & Rita's Limited Partnership(7)	1,000,000(4)	500,000(5)	500,000	-
Bryan K. Perkins	2,000,000(4)	1,000,000(5)	1,000,000	1%
John F. Callahan	500,000(4)	250,000(5)	250,000	-
David W. Drezner	500,000(4)	250,000(5)	250,000	-
Thomas Rutherford	3,500,000(4)	1,750,000(5)	1,750,000	1.75%
Ed Dempsey	1,000,000(4)	500,000(5)	500,000	-
F. Alan Stamper	1,000,000(4)	500,000(5)	500,000	-
Gardner Family Trust Dated 5.7.08(8)	1,000,000(4)	500,000(5)	500,000	-
Gero Papst	500,000(4)	250,000(5)	250,000	-
Gregg Dovolis	1,000,000(4)	500,000(5)	500,000	-
Jose Melo MD	2,000,000(4)	1,000,000(5)	1,000,000	1%
Joy Ellen Pitterman Rev Trust U/A 5.9.03(9)	1,000,000(4)	500,000(5)	500,000	-
Mary Grace Hess(10)	500,000(4)	250,000(5)	250,000	-
Michael J. Julik	500,000(4)	250,000(5)	250,000	-
Neel & Martha Ackerman	2,000,000(4)	1,000,000(5)	1,000,000	1%
Noah Drezner	500,000(4)	250,000(5)	250,000	-
Philip G. Meng Trust U/A 12.31.86(11)	2,000,000(4)	1,000,000(5)	1,000,000	1%
Rafael Penunuri	1,000,000(4)	500,000(5)	500,000	-
Richard C. Matter	1,000,000(4)	500,000(5)	500,000	-
RLZS Holdings, LP(12)	1,000,000(4)	500,000(5)	500,000	-
Robert Abrahamsen	500,000(4)	250,000(5)	250,000	-
Robert J. Van Hyfte Sep(10)	500,000(4)	250,000(5)	250,000	-
Robin M. Bell(10)	500,000(4)	250,000(5)	250,000	-
Ronald Bova	1,000,000(4)	500,000(5)	500,000	-
Suzanne L. & Duane Edwin Crumb	1,000,000(4)	500,000(5)	500,000	-
Wayne Freeland(10)	500,000(4)	250,000(5)	250,000	-
National Securities Corporation(13)	1,700,000(5)	1,700,000	Nil.	1.7%
Total	35,700,000(4)	18,700,000(5)	17,000,000	17%

(1)	Percentage is listed only if it is greater than 1%.

(2)	Assuming the exercise of all of the share purchase warrants held by selling shareholders and based on 100,087,764 issued and outstanding shares of our common stock.

(3)	Anthony Smalarz, sole trustee of Anthony A. Smalarz Revocable Trust DTD 10-03-2007, has the voting and dispositive control over these securities.

(4)	Half of the stated amount are shares of our common stock that may be issued upon the exercise of the share purchase warrants held by the selling shareholder.

(5)	Shares of our common stock that may be issued upon the exercise of the share purchase warrants held by the selling shareholder.

(6)	Gerard Ardron, sole trustee of Ardron 2001 Revocable Trust, has the voting and dispositive control over these securities.

(7)	Bernie and Rita Petreccia, as the trustees for the Bernie & Rita’s Revocable Management Trust, the general partner in Bernie & Rita’s Limited Partnership, have the voting and dispositive control over these securities.

(8)	Dennis and Peggy Catherine Gardner, trustees of the Gardner Family Trust Dated 5.7.08, have the voting and dispositive control over these securities.

(9)	Joy Ellen Pitterman, sole trustee of the Joy Ellen Pitterman Rev Trust U/A 5.9.03, has the voting and dispositive control over these securities.

(10)	Securities are held in an Individual Retirement Account.

(11)	Philip G. Meng, sole trustee of Philip G. Meng Trust U/A 12.31.86, has the voting and dispositive control over these securities.

(12)	K. Ray Shrum, manager of RLSZ Holdings GP, LLC, the general partner in RLZS Holdings, LP, has the voting and dispositive control over these securities.

(13)	National Securities Corporation was our placement agent for the private placement.

PLAN OF DISTRIBUTION

Selling shareholders, with respect to the shares of our common stock that may be issued to them upon exercise of the share purchase warrants and registered via this registration statement, and any of their donees, pledgees, transferees or other successors-in-interest selling shares of our common stock or interests in shares of our common stock received after the date of this prospectus from a selling shareholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of such shares or interests in such shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

Selling shareholders may use any one or more of the following methods when disposing of shares or interests therein:

—	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

—	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

—	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

—	an exchange distribution in accordance with the rules of the applicable exchange;

—	privately negotiated transactions;

—	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

—	by agreement with broker-dealers may agree to sell a specified number of shares at a stipulated price per share; and

—	a combination of any of the above.

Selling shareholders, may from time to time pledge or grant a security interest in some or all of such shares and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell such, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending the list of selling shareholders to include the pledgee, transferee or other successors-in-interest as selling shareholders under this prospectus. Selling shareholders also may transfer their shares in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.

Broker-dealers engaged by selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Such commissions and discounts should not exceed what is customary in the types of transactions involved.

Selling shareholders have agreed that they will not use shares registered in prospectus to cover short sales of our common stock issued to them upon exercise of the share purchase warrants made prior to the date on which this registration statement is declared effective by the Securities and Exchange Commission.

Selling shareholders may enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Selling shareholders will receive the aggregate proceeds from the sale of the common stock sold pursuant to this prospectus. The aggregate proceeds to selling shareholders from the sale of such shares will be the purchase price of such shares less discounts or commissions, if any. Each of selling shareholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of such shares to be made directly or through agents. We will not receive any of the proceeds from the sale of shares by selling shareholders under this offering. We will receive proceeds from selling shareholders who exercise their share purchase warrants and pay the applicable cash exercise price in connection with those exercises.

Selling shareholders also may resell all or a portion of our common stock issued to them upon exercise of the share purchase warrants in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, as amended, provided that they meet the criteria and conform to the requirements of that rule.

Selling shareholders and any underwriters, broker-dealers or agents that participate in the sale of the shares of our common stock registered in this registration statement or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933, as amended. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act of 1933, as amended. Selling shareholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933, as amended, will be subject to the prospectus delivery requirements of the Securities Act of 1933, as amended.

In order to comply with the securities laws of some states, if applicable, the shares of our common stock registered under this registration statement may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in some states, such shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We will make copies of this prospectus (as it may be supplemented or amended from time to time) available to selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act of 1933, as amended. Selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares registered in this registration statement against certain liabilities, including liabilities arising under the Securities Act of 1933, as amended.

We will pay all expenses incident to registration other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We will pay for offering expenses including the registration fee required by the Securities and Exchange Commission, accounting fees, legal fees, printing expenses and other related miscellaneous expenses. We have agreed to indemnify selling shareholders against liabilities, including liabilities under the Securities Act of 1933, as amended, and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with selling shareholders to keep this registration statement effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with this registration statement, or (2) the date on which such shares may be sold without restriction pursuant to Rule 144 of the Securities Act of 1933, as amended.

DESCRIPTION OF SECURITIES TO BE REGISTERED

We are registering up to 18,700,000 shares of our common stock that may be issued to selling shareholders upon exercise of up to 18,700,000 share purchase warrants held by 30 investors and one placement agent.

General

As of January 5, 2009, our authorized capital stock consists of 250,000,000 shares of common stock with a par value of $0.001 per share. On November 4, our controlling shareholder approved an amendment to our articles of incorporation increasing the authorized share capital to 750,000,000. The amendment will take effect in January, 2009 when we will file a certificate of amendment with the Nevada Secretary of State.

As of January 5, 2009, there were 81,387,764 shares of our common stock issued and outstanding, held by 78 shareholders of record, and an additional 76,931,436 shares of our common stock may be issued upon the exercise of outstanding options and warrants including the shares that we are registering on this Form S-1.

Common Stock

The holders of our common stock are entitled to one vote for each share of our common stock held by them on all matters submitted to a vote of the stockholders. The holders of our common stock do not have any cumulative voting rights. Holders of our common stock are entitled to receive proportionally any dividends declared by our board of directors.

In the event of our liquidation or dissolution, holders of our common stock are entitled to share ratably in all assets remaining after payment of all debts and other liabilities. Holders of our common stock have no preemptive, subscription, redemption or conversion rights.

Nevada Anti-Takeover Laws

Nevada Revised Statutes Sections 78.378 to 78.379 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply. Our Articles of Incorporation and Bylaws do not state that these provisions do not apply. The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The statute is limited to corporations that are organized in the state of Nevada; have 200 or more stockholders, at least 100 of whom are stockholders of record and residents of the State of Nevada; and do business in the state of Nevada directly or through an affiliated corporation. Because of these conditions, the statute currently does not apply to our company.

Transfer Agent

The transfer agent and registrar for our common stock is Worldwide Stock Transfer, LLC, 885 Queen Anne Road, Teaneck, NJ, USA 07666, telephone: (201) 357-8650 and fax: (201) 357-8648.

INTERESTS OF NAMED EXPERTS AND COUNSEL

The consolidated financial statements as of December 31, 2007 and for the year ended December 31, 2007 and, cumulatively, the period from January 1, 2007 to December 31, 2007 included in this prospectus have been so included in reliance on the report of Kesselman & Kesselman, an independent registered public accounting firm and the Israeli affiliate of PwC, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements as of December 31, 2006, for the two years in the period ended December 31, 2006, and the cumulative period from July 5, 2005 (the date of becoming a development stage entity) through December 31, 2006, included in this prospectus have been so included in reliance on the report of Chang Lee LLP Chartered Accountants (formerly Vellmer & Chang, Chartered Accountants), an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INFORMATION WITH RESPECT TO THE REGISTRANT

Description of the Business

Historical Information

Our business address is 415 Madison Avenue, 15th Floor, New York, NY 10017, and our telephone number is (646) 673-8435. Our registered agent is Rite, Inc., 1905 South Eastern Ave., Las Vegas, NV 89104. We maintain a website located at http://www.global-nrg.biz. The information contained in this website is not incorporated by reference into this prospectus.

We are a Nevada corporation that was incorporated on February 16, 1999 as Global Smartcards Inc. We originally planned to market plastic cards with embedded microprocessors. However, we were unable to complete negotiations to market these cards and did not proceed with this business plan.

In early 2003, we decided to engage in the business of acquiring, exploring and developing crude oil and natural gas properties in the United States. On April 28, 2003, we changed our name to Global Energy Inc., and on June 5, 2003, we purchased certain petroleum and natural gas producing properties and commenced oil and gas operations.

During April 2005, our management decided to seek alternative business opportunities. Effective July 1, 2005, we entered into and subsequently effected an agreement with Roxbury Capital Group Ltd. and Qwest Capital Inc. pursuant to which we sold substantially all of our assets, then comprising oil and gas lease interests, for the sum of $50,000. After the completion of that sale, we continued to look for alternative business opportunities.

On April 30, 2007, in connection with a private placement of our securities with one foreign investor, Asi Shalgi joined as our President and Chief Executive Officer and we began to build our current business, focusing on the production of alternative fuels.

We are currently a development stage company that intends to acquire, build and operate facilities in various locations around the world that will use a proprietary technology, which is described below beginning on page 19.

Company Strategy

During the past five years, we have observed efforts in the United States and the European Community to develop facilities for the production of renewable, alternative fuels – primarily biofuels based on corn and other feedstocks. We believe that the United States has focused primarily, on ethanol while the European Community has focused primarily on biodiesel. Today, the production of both ethanol and biodiesel has been constrained by price increases for their respective primary feedstocks, corn and rapeseed (Canola).

Against this background, the emerging alternative fuels industry has placed a high priority on developing and deploying new technologies capable of utilizing abundant waste streams instead of corn and other feedstocks for the production of alternative fuels. While we have noted that much attention has been focused on high profile waste streams such as municipal solid waste (“MSW”) and biomass waste derived from agriculture and forestry, we believe that there are many other high volume industrial waste streams available to be converted into alternative fuels. We have also determined that unlike traditional biofuels based on corn and other food-based feedstocks, which must be purchased in order to be converted into ethanol or biofuel, the utilization of waste streams as feedstocks to produce alternative fuels also offers the potential of earning additional revenues from garbage tipping fees and through the recycling of waste.

With the above factors in mind, we have developed our business plan to take advantage of these potential dual revenue streams through the utilization of a patented technology known as the KDV process. The KDV process has been developed during the past thirty years by a German scientist, Dr. Christian Koch. The KDV process, which Dr. Koch describes as a catalytic de-polymerization, utilizes hydrocarbon-based feedstocks such as biomass, wood and paper as well as plastic, rubber and waste oils, to produce high quality synthetic diesel fuel, similar to diesel fuel available at the pump today.

Our strategy is to build, own and operate, on our own and with strategic partners, industrial scale facilities that will utilize this technology to produce synthetic diesel fuel from different types of hydrocarbon-based waste. In each project, we plan to partner with local companies, generally operators of landfill sites and recycling facilities, that have the ability under long term contracts to supply large, consistent quantities of appropriate waste feedstock as well as arrange off-take agreements for the diesel fuel. We also expect that such local partners will have the requisite regulatory and technical expertise to obtain necessary governmental approvals for the diesel fuel producing facilities based on this technology.

Based on the production capabilities demonstrated by pilot projects utilizing this technology, we believe that a single KDV500 unit is capable of producing approximately 500 litres of synthetic diesel fuel per hour, or approximately 4,380,000 litres (approximately 1,200,000 gallons) of synthetic diesel fuel per year.

We are currently negotiating with potential local partners to build plants in the United States, China, and Romania. We anticipate that each plant should initially begin operations with one or more KDV500 units with plans to subsequently expand to industrial scale facilities with the capacity to produce approximately 15-20 million gallons per year of diesel fuel. We believe that at optimal capacity, these facilities should be capable of producing synthetic diesel fuel at a net cost of approximately $1.20 per gallon given a zero feedstock cost. In addition, we believe that it will be able to negotiate agreements under which it will collect tipping fees for taking and processing MSW. When these tipping fees are factored in, the net cost should be significantly lower.

During the next five years, and assuming that we have sufficient capital, we plan to build 10-15 industrial scale facilities worldwide with combined annual production capacity of approximately 200-300 million gallons of synthetic diesel fuel.

Description of the KDV Technology

KDV Process

The KDV process, which we believe represents a major breakthrough in the quest for renewable energy sources, utilizes proprietary technology developed by Dr. Koch, which he had licensed to his German company, Alphakat GmbH. Dr Christian Koch is a distinguished scientist who during his long-standing career at Siemens Corporation held several senior positions.

The core elements of the KDV process are a catalyst and a patented turbine. Known technically as catalytic de-polymerization, the KDV process takes long carbon chains (polymers) and breaks them into the shorter carbon chains that comprise a high quality diesel fuel.

Catalysts are chemical compounds that facilitate chemical reactions but, because they are not consumed in the process, can be recovered and used again. In layman terms, Dr. Koch describes the KDV process catalyst as a mixture of substances found in nature, which over millions of years converted organic matter such as plants and micro-organisms into the primary fossil fuels such as oil, gas and coal. The catalyst’s primary ingredients are silicon, alumina and sodium, which are among the most prevalent substances on Earth, therefore, we believe that the catalyst will not be subject to any supply risks.

The patented turbine, which Dr. Koch designed, is critical to the KDV process. According to Dr. Koch, the turbine creates the conditions required for the catalyst to work efficiently. Each KDV500 unit has two turbines, each of which is approximately 3’ long x 14” wide x 14” high. Conceptually, the turbine is like a blender spinning at 3,000 RPM. The spinning of the turbine creates friction and raises the temperature of the catalyst and feedstock, which are suspended in a host oil at 545 degrees Fahrenheit. At this temperature, steam is created and vented into a standard distillation column where it is condensed into synthetic diesel fuel and water. We have observed that the only by-product or waste associated with the process is a small amount of cake comprised of inorganic material or ash, and no emissions are released to the atmosphere except CO2 and steam.

We believe that the KDV process is an improvement over gasification and pyrolysis, which are the two main types of processes currently being developed by other companies as part of their efforts to find commercially successful waste-to-fuel solutions. We believe that while different, both of these processes share certain traits that make them less efficient and hence less economically attractive than the KDV process. According to industry standards, these processes operate at temperatures ranging from 800 to 1,800 degrees Fahrenheit, considerably higher than the KDV process. As a result, the basic cost to build and operate these types of facilities is greater than with the KDV process due to design issues, high energy consumption, and environmentally hazardous by-products, which require special disposal, treatment or further refining.

When describing alternative fuels, “net energy balance” which measures energy input versus output, is an important measure of efficiency. We believe that the KDV process requires 1 unit of energy input to produce 7 to 8 units of energy, depending on the feedstock. In contrast, production of corn-based ethanol requires 1 unit to produce 1.25 units, while biodiesel requires 1 unit to produce 3.2 units.

Feedstocks

According to Dr. Koch, the KDV process is capable of utilizing virtually any hydrocarbon-based waste stream to produce synthetic diesel fuel. Depending on the particular feedstock, one KDV500 unit requires approximately 5,760 to 13,200 tons of feedstock per year to produce approximately 1.2 million gallons of synthetic diesel fuel. We believe that the key commercial issue is sourcing a reliable, consistent, long-term supply of waste feedstock for each project.

We have determined that municipal solid waste (“MSW”) is in abundant supply. Broadly defined, MSW may include plastic, rubber, paper, cardboard and various food waste. It requires major financial and logistical resources to collect, recycle and arrange final disposal. Population growth and landfill constraints are placing greater financial and logistical pressure on the waste management resources of municipalities. Therefore, environmentally and fiscally acceptable waste-management practices are increasingly essential in order to avoid damaging consequences, such as those due to toxic/hazardous waste, greenhouse-gas emissions, water pollution, air pollution and noise/visual impact of recycling/waste disposal facilities.

We are (i) aware of three primary types of municipal waste treatment technologies that are currently used today: incineration/gasification, (ii) chemical decomposition, and (iii) landfill burying. These technologies have substantial negative economic and environmental impacts, particularly from production of hazardous byproducts such as toxic ash, toxic water, and noxious air emissions. Due to the harm they pose to the environment, it is expensive to dispose of these hazardous by-products. We believe that until now efforts to produce energy or fuel from MSW and landfills has been limited to two options: (i) burning MSW in waste-to-energy plants to produce steam to generate electricity or heat for buildings; and (ii) capturing methane from landfills. The KDV process offers another option, which we believe avoids the by-products of existing treatment technologies and as a result should be more cost effective.

In addition to MSW, we believe the KDV process can be applied to:

—	refinery residuals, such as petroleum coke, tar and paraffin, which cannot be used today, are environmentally harmful and very expensive to neutralize

—	used oil from engines, organic wastes, sewerage sludge and animal manures;

—	all types of waste biomass such as corn stover, sugar cane bagasse and other types of plant stalks and parts such as peal and husks that are left over after harvesting edible grains, juices and oils; and

—	glycerin.

While we believe that the KDV process can utilize a broad range of feedstocks as outlined above, we plan to focus on projects where we are able to sign long term contracts for waste feedstocks for which we will be paid a tipping fee. We have estimated that tipping fees for MSW and non-hazardous waste average about $35 per ton in the US and $60 per ton in Europe.

Strategic Agreements

Alphakat GmbH Agreements

Our plan to set up a series of worldwide waste-to-diesel production facilities is reflected by the terms of three agreements with Dr. Koch’s company Alphakat GmbH:

(1)	“Terms of agreement” between us and Alphakat GmbH, dated May 2, 2007, agreeing to incorporate an equally-owned subsidiary which would be granted certain exclusive rights with respect to the KDV technology;

(2)	“Shareholders’ Agreement” between us and Alphakat GmbH, dated July 10, 2007, agreeing on the terms of operation of Alphakat-Global Energy GmbH and the scope of the rights with respect to the KDV technology granted to it; and

(3)	Incorporators’ agreement and articles of Alphakat-Global Energy GmbH, dated October 8, 2007, by which we and Alphakat incorporate Alphakat-Global Energy GmbH as equal shareholders, and by which Alphakat granted Alphakat-Global Energy GmbH certain rights with respect to the KDV technology.

Under these three agreements, Alphakat GmbH has granted Alphakat-Global Energy GmbH, the equally-owned subsidiary of Alphakat GmbH and ourselves, the following rights:

(1)	The exclusive right to sell and market KDV500 units worldwide, subject to rights previously granted to third parties to sell the KDV units Bulgaria, Spain, Portugal, Italy, Mexico, and Canada, and to co-operate in establishing plants using the KDV technology in Spain and Mexico.

(2)	The exclusive right to sell and market KDV units based on turbines larger than 350kW in the United States and China.

Business Development Agreements

On February 6, 2008, each of Dr. Koch, Alphakat GmbH, and Alphakat-Global Energy GmbH entered into agreements with Covanta Energy Corp., a wholly owned subsidiary of Covanta Holding Corporation, an internationally recognized owner and operator of waste-to-energy and power generation projects. Covanta Holding’s facilities convert municipal solid waste into renewable energy for numerous communities, predominately in the United States. Under the terms of these agreements, Covanta Energy Corp. has the exclusive right to purchase, use and make improvements to the KDV technology in the United States for household waste feedstock, and non-exclusive rights to use the technology in China, United Kingdom and the Republic of Ireland. In accordance with the terms of this agreement, to preserve these rights, Covanta Energy Corp. purchased a KDV500 unit though Alphakat-Global Energy GmbH on July 8, 2008, and will begin its commissioning in the near future. Covanta Energy Corp. must try to complete testing of the unit within the following six months. If Covanta Energy Corp.‘s tests are positive, and it wishes to proceed further with its deployment of the KDV technology, then it must order five additional KDV500 units within twelve months of the commissioning date of the first KDV500 unit. Over a ten-year period, which begins on the commissioning date of the first unit, Covanta Energy Corp. must order a total of 600 KDV500 units or equivalent limits in terms of production capacity.

Covanta Energy Corp. has also granted us the right to fund and own up to 35% of each of Covanta Energy Corp.‘s KDV-based projects. In addition, Covanta Energy Corp. has agreed to pay us an amount equal to 10% of the gross revenue of each of Covanta Energy Corp.‘s KDV-based projects, regardless of whether we invest in these projects or not.

On February 6, 2008, Alphakat-Global Energy GmbH and American Renewable Diesel executed an agreement granting to American Renewable Diesel the right to sell and use the KDV technology in five U.S. states: Texas, California, New York, New Jersey and Florida. American Renewable Diesel is a special purpose company owned and managed by Trianon Partners. Trianon Partners has extensive international project development experience, has worked with Covanta Energy Corp. in connection with various power projects, has facilitated the negotiation of the agreements between Alphakat-Global Energy GmbH, us, and Covanta Energy Corp.

Similar to the business arrangement with Covanta Energy Corp., we have the right to fund and own up to 51% of each of American Renewable Diesel’s KDV-based projects. Furthermore, under the terms of this agreement, certain projects will be offered to Covanta Energy Corp. for development and we will have the opportunity to receive royalties from such projects in accordance with our agreement with Covanta Energy Corp.

Joint Venture Agreement with S.C. Supercom S.A

On November 11, 2008, we entered into a Joint Venture Agreement with S.C. Supercom S.A., a Romanian company engaged in the business of collecting (and landfilling) municipal solid waste in and around the City of Bucharest, and S.C. Target Group S.R.L., a Romanian company. Our company and Supercom have agreed to incorporate a legal entity in Romania under the name “Super Energy S.A.”, to engage in converting municipal solid waste into synthetic diesel fuel in Romania using the KDV technology.

The initial share capital of Super Energy S.A. is to be 51% held by us and 49% held by Supercom, with each contributing 5% of their shares to Target Group upon incorporation of Super Energy S.A. so that the share capital of Super Energy S.A. would be held in the following manner: our company – 46%, Supercom – 44%, and Target Group – 10%. Initially, the board of directors of Super Energy S.A. will comprise four board members, with each of Supercom and ourselves entitled to appoint two.

In addition, we agreed that Supercom would purchase the first KDV system and install it by no later than April 30, 2009, with Supercom transferring it to Super Energy S.A. upon demonstration of the economic feasibility of this system, 30 days of continuous operation, and production at 75% efficiency, all at the same cost and terms to which Supercom agreed in the agreement. Alphakat-Global Energy GmbH is to guarantee, together with Alphakat GmbH, the performance of the installation to the established parameters, specifically, processing municipal solid waste and generating 500 litres of synthetic diesel per hour.

All projects undertaken under this agreement are to be financed by Supercom providing 100% of the required equity via a special purpose vehicle, and Super Energy S.A. reimbursing Supercom for investments made on its behalf.

Finally, we agreed that Super Energy S.A. would distribute to its shareholders at least 25% of all annual net profits after tax and after repayment of shareholder loans, in the form of dividends or otherwise.

Memorandums of Understanding with Shaanxi ShenMu SanJian Coal Chemical Co. Ltd.

On March 9, 2008, we have entered into a Memorandum of Understanding with Shaanxi ShenMu SanJian Coal Chemical Co. Ltd., a company located in the People’s Republic of China, involved in the field of converting charcoal coal to oil and blue coal by pyrolysis.

Under the terms of this MOU, pending completion of due diligence of the KDV technology, our company and Shaanxi plan to jointly create a new subsidiary, in which we would 51% and Shaanxi would own 49% of the equity. If Shaanxi is successful in bringing Sinopec Beijing Governmental Energy Company as an equity partner, our interest in the new subsidiary would be 26%. The new entity would initially build, own and operate a plant that will utilize the KDV technology to produce ten thousand (10,000) liters of diesel per hour from tar oil. Shaanxi is a producer of blue coal and generates significant quantities of tar oil as a byproduct. Shaanxi would provide the new company with tar oil at a discount to the published market price for conversion into high quality diesel fuel. This MOU provides for further development of the KDV technology-based facilities after a successful trial run of the initial system. Under the terms of the MOU, we would be entitled to royalties from the sale of diesel fuel produced by this jointly owned subsidiary.

Completion of the transaction based on this MOU is subject to due diligence and negotiation of final documentation.

Other Operations – Production of Crude Castor Oil in Ethiopia

We have expensed approximately $2,300,000 in the cultivation of castor plants in Southern Ethiopia. Our activities are based in Sodo, Ethiopia and in the regions of Waletia and Goma Gofa, Ethiopia. We engaged a large number of local independent farmers who use a portion of their existing land to cultivate the castor seeds, or clear additional land, and trained these farmers on new agricultural techniques. The local independent farmers seeded approximately 4,000 hectares of land commencing in April, 2008. In the fourth quarter of 2008, the farmers harvested several hundred tons of castor crop. In early 2009, we expect to purchase the crop from the farmers and to sell it to different clients.

We have also implemented a research and development program to achieve a new species of castor to improve future yields. Pursuant to the amending and restating agreement with our senior secured lender dated September 22, 2008, described in detail in the “Financing Agreement” section of this prospectus beginning below, we have agreed to pay our senior secured lender, towards the repayment of our debt, 50% of all cash flows generated by our Ethiopian operations in excess of the first $700,000 of cash flow.

Financing Agreement

On July 10, 2007, October 23, 2007, and December 27, 2007, we issued 10% secured convertible debentures to our senior secured lender for gross proceeds of $3,000,000, as a part of a private placement of up to $4,000,000 of debentures. These debentures are secured against all of our assets. Prior to the amendment to the securities purchase agreement on March 20, 2008, described below, these debentures were convertible by the lender into shares of our common stock at a fixed conversion price of $2.20 per share. In conjunction with the placement of these debentures with our senior secured lender, on July 10, 2007, we also issued to the lender warrants to purchase 300,000 shares of common stock exercisable for five years at an exercise price of $2.35 and warrants to purchase additional 300,000 shares of our common stock exercisable for five years at an exercise price of $2.50.

On March 20, 2008, we entered into an amendment to the securities purchase agreement with our senior secured lender that amended the terms of the convertible debentures issued July 10, 2007, October 23, 2007, and December 5, 2007, as follows:

(1)	the amount of convertible debentures we agreed to issue prior to a registration statement registering the shares of our common stock to be issued on conversion of the convertible debentures becoming effective was changed from $3,000,000 to $3,500,000;

(2)	conversion price was changed from $2.20 to $1.25 for all debentures held by the lender; and

(3)	exercise price was changed from $2.50 and $2.35 to $1.25 for all warrants issued to the lender.

All of the other provisions of the securities purchase agreement, pursuant to which debentures were issued to the lender on July 10, 2007, October 23, 2007, and December 5, 2007, remained in full force and effect.

On March 20, 2008 and May 13, 2008, we issued two more 10% secured convertible debentures to our senior secured lender for gross proceeds of $1,000,000. These debenture mature on October 31, 2010 and, prior to the amending and restating agreement dated September 22, 2008, described below, were convertible by the lender into shares of our common stock at a fixed conversion price of $1.25 per share, subject to further adjustment as further set out in the debenture. These debentures, as the three previously issued to the lender, are secured against all of our assets.

Under the terms of the debenture issued on May 13, 2008, amortizing payments of the outstanding principal amount of the debenture and accrued interest at an annual rate equal to 10% were to commence on the first business day on or after July 31, 2008, and were to continuing on the first business day of each successive calendar month thereafter until the principal amount has been repaid in full, whether by the payment of cash or by the conversion of the principal amount and interest into Common Stock. Other terms of this debenture were the same as in the debentures previously issued to our senior secured lender.

Effective July 15, 2008, we entered into an amending agreement with our senior secured lender with respect to outstanding secured convertible debentures in the aggregate principal amount of $4,000,000, and warrants to purchase 600,000 shares of our common stock issued by our company to the lender. The amendment allowed us to immediately defer certain principal and interest payments due under these debentures. Specifically, under the terms of the July 15, 2008 amending agreement, interest payments accrued and due during the first three quarters of the 2008 calendar year (approximately $267,000 as of July 31, 2008) were deferred until approximately September 30, 2008. In addition, principal installments that were due July 31, 2008 and August 31, 2008 were deferred until September 30, 2008, subject to further deferment if certain conditions were met. In consideration of the amendment, we agreed to issue to the lender 200,000 restricted shares of our common stock.

On September 22, 2008, prior to the due date of the deferred principal and interest payments under the July 15, 2008 amending agreement, which had not been paid to that date, we entered into an amending and restating agreement with our senior secured lender on the following terms:

(1)	the lender agreed to defer payment of interest that had accrued on the $4,000,000 aggregate principal balance represented by the five secured convertible debentures held by it to a date as late as October 31, 2008, subject to further deferment, but only if we completed an offering of at least $1,500,000 in gross proceeds on or before October 31, 2008;

(2)	the lender agreed to defer payment of the principal installments that were due on July 31, August 31, and September 30, 2008 until October 31, 2008, subject to further deferment, but only if we completed an offering of at least $1,500,000 in gross proceeds on or before October 31, 2008;

(3)	the rate of interest to be charged on the aggregate principal amount of $4,000,000 pursuant to the convertible debentures was increased from 10% to 12%; and

(4)	we agreed to issue 1,000,000 restricted shares of our common stock to the lender (in addition to the 200,000 shares issued under the July 15, 2008 amending agreement).

In addition, the amending and restating agreement provides for the following, but only if (and when) we complete an offering of at least $1,500,000 in gross proceeds on or before October 31, 2008:

(1)	we would make a payment in the amount of $180,000 for interest accrued and unpaid on the aggregate principal amount of $4,000,000, to be paid directly from the gross proceeds of the offering, and a payment of an additional amount equal to 10% of the gross proceeds from the offering if we raised gross proceeds of between $2,200,000 and $3,900,000;

(2)	we would make payments on account of the indebtedness represented by the convertible debentures in an amount equal to 50% of all cash flows generated by our Ethiopian subsidiary, Global Energy Pacific Limited, in excess of the first $700,000 in cash flow, to be paid on each installment payment date set out on the revised installment payment schedule described in paragraph (5) below;

(3)	we would reduce the conversion price of all secured convertible debentures issued and outstanding to the lender from $1.25 to $0.10 per share, in each case as already required by the terms of those secured convertible debentures;

(4)	we would reduce the exercise price of all warrants held by the lender from $1.25 to $0.10 per share, and an increase in the number of shares of our common stock to be issued upon exercise of those warrants from 600,000 to 7,500,000 shares of our common stock, in each case as already required by the terms of those warrants; and

(5)	we would revise the repayment schedule for the debentures issued to the lender to provide for the following:

Installment Payment	Company Redemption Amount	Company Conversion Amount
November 2008	$0 + Variable Redemption Amount ("VAR")(1)	$25,000
December 2008	$0 + VAR(1)	$35,000
January 2009	$10,000 + VAR(1)	$50,000
February 2009	$10,000 + VAR(1)	$60,000
March 2009	$10,000 + VAR(1)	$70,000
April 2009	$10,000 + VAR(1)	$70,000
May 2009	$10,000 + VAR(1)	$70,000
June 2009	$10,000 + VAR(1)	$75,000
July 2009	$10,000 + VAR(1)	$75,000
August 2009	$10,000 + VAR(1)	$75,000
September 2009	$10,000 + VAR(1)	$75,000
Each Month Thereafter	$225,000(2)

(1)	Under the terms of this amending and restating agreement, the variable redemption amount equals to 4% of the amount by which the total gross proceeds raised in the fall of 2008 private placement exceed $2,200,000.

(2)	This amount may be paid at our discretion as a combination of company redemption and company conversion amounts in accordance with the terms of the debentures held by the lender.

On September 30, 2008, we closed the first stage of a private placement, selling 30 units at a price of $50,000 per unit, raising an aggregate of $1,500,000 in gross proceeds. Each unit consisted of 500,000 shares of our common stock and 500,000 share purchase warrants with an exercise price of $0.10 per share, exercisable for a period of five years. Detailed information regarding this private placement may be found in the section entitled “The Private Placement” beginning on page 1.

As a result of our closing the first franchise of the private placement the offering on September 30, 2008, the provisions of this amending and restating agreement conditional on raising at least $1,500,000 in the private placement, as set out above, became effective, including the reduction of the exercise price and conversion price of the warrants and convertible debentures held by our senior secured lender, respectively, to $0.10, and the increase of the number of shares of our common stock to be issued upon exercise of those warrants from 600,000 to 7,500,000.

On November 4, 2008, we closed the second stage of our private placement, selling 4 units at a price of $50,000 per unit, raising an aggregate of $200,000 in gross proceeds. Under the terms of this amending and restating agreement, based on the total gross proceeds of $1,700,000 raised in the private placement, we became obligated to pay the following amounts:

(1)	$180,000 for interest accrued and unpaid on the aggregate principal amount of $4,000,000, to be paid directly from the gross proceeds of the private placement;

(2)	on account of the indebtedness represented by the debentures held by the lender, an amount equal to 50% of all cash flows generated by our Ethiopian operations in excess of the first $700,000 in cash flow, to be paid on each installment payment date set out above;

(3)	monthly installment payments as follows:

Installment Payment	Company Redemption Amount	Company Conversion Amount
November 2008	$0(1)	$25,000
December 2008	$0(1)	$35,000
January 2009	$10,000(1)	$50,000
February 2009	$10,000(1)	$60,000
March 2009	$10,000(1)	$70,000
April 2009	$10,000(1)	$70,000
May 2009	$10,000(1)	$70,000
June 2009	$10,000(1)	$75,000
July 2009	$10,000(1)	$75,000
August 2009	$10,000(1)	$75,000
September 2009	$10,000(1)	$75,000
Each Month Thereafter	$225,000(2)

(1)	Because the total gross proceeds raised in the private placement were $1,700,000, the variable redemption amount, which under the terms of the amending and restating agreement equals 4% of the amount of gross proceeds raised in the private placement that exceed $2,200,000, is $0.

(2)	This amount may be paid at our discretion as a combination of the company redemption and company conversion amounts in accordance with the terms of the debentures held by the lender.

As of December 31, 2008, we are not in material breach of any of our obligations under this amending and restating agreement.

Where You Can Find More Information

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act of 1933, as amended, with respect to the shares offered hereby. This prospectus, which is part of the registration statement, does not contain all of the information in the registration statement. Certain items of the registration statement are contained in exhibits and schedules as permitted by the rules and regulations of the Securities and Exchange Commission. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete; you should read any such contract, agreement or other document filed as an exhibit to the registration statement for a more complete description of the matter involved.

We are subject to the informational requirements of the Securities and Exchange Act of 1934, as amended, and file reports and other information with the Securities and Exchange Commission. Reports and other information which we file with the Securities and Exchange Commission, including the registration statement on Form S-1 of which this prospectus is a part, may be inspected and copied at the public reference facilities of the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information regarding the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Securities and Exchange Commission at http://www.sec.gov. Our Internet address is http://www.global-nrg.biz. Information contained in our website does not constitute a part of this prospectus.

Legal Proceedings

As of January 5, 2009, we know of no material, existing or pending legal proceedings against us, nor are we involved as a plaintiff in any material proceeding or pending litigation. There are no proceedings in which any of our directors, executive officers or affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to our interest.

Market Price of and Dividends on the Registrant’s Common Equity and Related Shareholder Matters

Market Information

Our stock is listed for quotation on the OTC Bulletin Board under the symbol “GEYI.OB”. Trading in our common stock has occurred on a relatively inconsistent basis and the volume of shares traded has been limited.

The following table sets forth, for the periods indicated, the high and low bid information for each quarter within the last two fiscal years ended December 31, 2007, and each subsequent interim period as reported by the quotation service operated by the OTC Bulletin Board. All quotations for the OTC Bulletin Board reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

Quarter Ended	Bid High	Bid Low
09/30/2008	$0.55	$0.10
06/30/2008	$0.72	$0.40
03/31/2008	$0.80	$0.30
12/31/2007	$0.99	$0.25
09/30/2007	$1.75	$0.25
06/30/2007	$2.00	$0
03/31/2007	$0	$0
12/31/2006	$0	$0
09/30/2006	$0	$0
06/30/2006	$0	$0
03/31/2006	$0	$0

On December 31, 2008, the closing price for our common stock as reported by the OTC Bulletin Board was $0.07.

Holders

As of January 5, 2009, there were 81,387,764 shares of our common stock issued and outstanding, held by 78 shareholders of record, and 76,931,436 shares of our common stock were purchasable pursuant to outstanding options and warrants, including the 18,700,000 shares that may be issued to 30 investors and a placement agent pursuant to warrants issued to them in a private placement that closed in two tranches on September 30 and November 4, 2008, respectively.

As of January 5, 2009, the total authorized capital of our common stock is 250,000,000 shares. On November 4, our controlling shareholder approved an amendment to our articles of incorporation increasing the authorized share capital to 750,000,000. The amendment will take effect in January, 2009 when we will file a certificate of amendment with the Nevada Secretary of State.

The transfer agent and registrar for our common stock is Worldwide Stock Transfer, LLC, 885 Queen Anne Road, Teaneck, NJ, USA 07666, telephone: (201) 357-8650, and fax: (201) 357-8648.

Dividends

Since our inception, we have not declared nor paid any cash dividends on our capital stock and we do not anticipate paying any cash dividends in the foreseeable future. Our current policy is to retain any earnings in order to finance the expansion of our operations. Our board of directors will determine future declarations and payments of dividends, if any, in light of the then-current conditions they deem relevant and in accordance with applicable corporate law.

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

(1)	we would not be able to pay our debts as they become due in the usual course of business; or

(2)	our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion should be read in conjunction with our audited and un-audited financial statements and the related notes that appear elsewhere in this registration statement and prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this registration statement and prospectus, particularly in the section entitled “Risk Factors” beginning on page 3.

Our audited and unaudited financial statements are stated in United States dollars ($) and are prepared in accordance with United States Generally Accepted Accounting Principles.

Critical Accounting Policies

Going concern considerations

As of September 30, 2008, we had negative working capital of $3,228,000 and an accumulated capital deficiency of approximately $1,928,000. Our ability to continue to operate as a going concern is dependent on our ability to generate sufficient cash flows to meet our obligations on a timely basis, to obtain additional financing and to ultimately attain profitability. As of September 30, 2008, we have had no revenues and have incurred losses and an accumulated deficit resulting from our activity as a development stage company and have a negative cash flow from operating activities. In the event we are unable to successfully raise capital and generate revenues, it is unlikely that we will have sufficient cash flows and liquidity to finance our business operations as currently contemplated.

There can be no assurance that additional funds will be available on terms acceptable to us, or at all. These conditions raise substantial doubt about our ability to continue to operate as a going concern. The audited and unaudited financial statements attached to this prospectus do not include any adjustments to reflect the possible future effect on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty. We are also currently committed to loan repayment of $2,225,000 during the period between the December 31, 2008 and December 2009, as described in detail in the “Financing Agreement” section of this prospectus beginning on page 23.

Derivative financial instruments

We have adopted FAS 133, as amended, which establishes accounting and reporting standards for derivatives, including certain derivatives embedded in other contracts, and for hedging activities. Under FAS 133, all derivatives are recognized on the balance sheet at their fair value. On the date that our company enters into a derivative contract, it designates the derivative, for accounting purposes, as: (1) hedging instrument, or (2) non-hedging instrument. Any changes in fair value are to be reflected as current gains or losses or other comprehensive gains or losses, depending upon whether the derivative is designated as a hedge and what type of hedging relationship exists. Changes in fair value of non-hedging instruments are carried to “financial expenses-net” on a current basis.

Liquidity and Capital Resources

In the private placement offering of our common stock that closed on September 30, 2008 and November 4, 2008, we sold 34 units for an aggregate purchase price of $1,700,000, each unit comprising 500,000 shares of our common stock and 500,000 share purchase warrants. As of September 30, 2008, our cash and cash equivalents were $1,119,000 compared to $ $1,470,000 as of December 31, 2007, and we had a negative working capital of $3,228,000.

As of September 30, 2008, our cash and cash equivalents were $1,119,000 compared to $1,470,000 as of December 31, 2007, and we had a negative working capital of $3,228,000.

As described in the “Financing Agreement” section of this prospectus beginning on page 23, we have committed to an installment payment schedule that requires us to make monthly payments on our outstanding debt to our senior secured lender. These payments increase on a monthly basis, ranging from $25,000 in November 2008 to 225,000 in October 2009, and every month thereafter. Pursuant to this installment payment schedule and other loans received from related parties and shareholders, we are committed to payments of $2,225,000 during the period between the December 31, 2008 and December 2009.

Furthermore, we are expecting to continue to expend cash in our activities through payments of salaries, business development activities, payments for services and other costs. We also plan to continue to finance our operations through a combination of private placements, stock issuances, debt issuances, mutual development agreements with possible milestone license payments and research and development programs. We cannot assure, however, that we will be successful in obtaining the adequate level of financing required for the long-term development and commercialization of our planned products.

Results of Operations For the Year to September 30, 2008

We initiated our activities during the last six months of 2007, focusing our effort on building an infrastructure that would support our future activities in the alternative energy field. We did not generate any revenues in the nine month period ended September 30, 2008 and incurred a loss of $2,768,000 during that period.

Off-Balance Sheet Arrangements

We do not currently have off-balance sheet arrangements.

Plan of Operation

For the 12 months ending in December 2009, we estimate expending a total of approximately $6,850,000 million for our proposed business activities. This amount includes the funds required to finance our marketing activities, purchase KDV units, pay salaries of over employees, office and maintenance costs, pay cost of cultivation, among others, in order to execute our plan of operations. The following table provides our current estimate of the break down of costs for the upcoming year of operations.

Estimated Funding Required During the Next 12 Months
G&A Salaries	$350,000
Other Operations	$2,000,000
Industrial Expenses	$3,500,000
Total	$6,850,000

Change of Principal Accountant

On August 1, 2007, we decided to engage new auditors as our independent accountants to audit our financial statements. Our board of directors approved the change of accountants to Kesselman & Kesselman PricewaterhouseCoopers Israel (“PwC Israel”). Accordingly, we dismissed Vellmer & Chang, Chartered Accountants (now Chang Lee LLP Chartered Accountants), on August 1, 2007.

During our most recent fiscal year, and any subsequent interim periods preceding the change in accountants, there were no disagreements with Vellmer & Chang on any matter of accounting principles or practices, financial statement disclosure, or auditing scope procedure. The report on the financial statements prepared by Vellmer & Chang, for the last fiscal year did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principals except that Vellmer & Chang, expressed in their report substantial doubt about our ability to continue as a going concern.

A letter from Vellmer & Chang confirming the above statement was provided to the Securities and Exchange Commission on August 1, 2007.

We have engaged PwC Israel as of August 1, 2007. PwC Israel was not consulted on any matter relating to accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements.

Company Management

Executive Officers, Directors and Key Employees

The following table sets forth information regarding our directors, executive officers and key employees, including their ages as of January 5, 2009.

Name	Age	Position	Appointment Date(1)
Asi Shalgi	54	President, Chief Executive Officer, Secretary, and Director	April 5, 2007
Alex Werber	53	Treasurer and Chief Financial Officer	May 6, 2007
Avner Raanan(2)	58	Director	December 6, 2007
Amir Elbaz(3)	32	Director	September 24, 2008
Nissan Caspi(4)	51	Director	September 24, 2008
Hezy Ram(5)	59	Director	October 2008
Yanai Man	49	Chief Executive Officer of Global N.R.G. Pacific Chief Executive Officer of Global Energy Ethiopia	June 6, 2007 October 1, 2007

(1)	Our directors are elected for an indeterminate term.

(2)	Member of the Audit Committee.

(3)	Chair of the Compensation Committee and member of the Audit Committee.

(4)	Chair of the Audit Committee

(5)	Member of the Compensation Committee.

Asi Shalgi

Mr. Shalgi has served as our President, Chief Executive Officer and director since April 2007. He has more than 20 years of experience and involvement in the private and public sector. He has served as general manager and director for industrial and agriculture companies with significant export activities. He was the Director General of the Israeli Ministry of Energy and Infrastructure. During his term with the Ministry, he was involved in the peace treaty negotiations with Jordan on the energy annex. He was responsible for new legislation regarding electricity in Israel that allowed involvement of Independent Power Producers and implementation of the Public Utility Authority that regulates the energy sector and prices in Israel. He has been involved in the power and water sector, mainly in developing and financing IPP projects. This experience has included developing, financing, building and operating the first private power plant in Israel, and the first private water desalination plant in Israel. He served in the Israeli Defence Forces and retired as a Lieutenant Colonel. Mr. Shalgi received an Engineering degree for industrial and management from the Tel Aviv University.

Alex Werber

Mr. Werber has served as our Treasurer and Chief Financial Officer since May 2007. He is a certified public accountant with over 15 years of financial management experience in private and public companies. He has served as controller and chief financial officer for several public companies since 1983. During the past decade, he specialized in the hi-tech sector, serving in managerial positions including controller, VP Finance, and Chief Financial Officer. He received a B.A. in Economics and Accounting from Tel Aviv University, where he completed post-graduate studies in Accounting.

Avner Raanan

Mr. Raanan has served as our director since December 2007. He has vast technical and managerial experience in venture capital investments, business consulting, managing multi-million dollar projects, developing airborne electronic warfare systems and air to air missiles. Mr. Raanan founded Avnan Enterprises Ltd., an investment company that invests in early stage start-up companies. Mr. Raanan is currently a Ph.D. candidate at Bar-Ilan University, Israel. He received an M.Sc. in Business Administration and a B.Sc. in Electronic and Computer Engineering from the Ben-Gurion University in Israel.

Nissan Caspi

Mr. Nissan Caspi has served as our director since September 24, 2008. He has considerable experience in the public infrastructure projects sector and is an expert in the analysis and financing of infrastructure projects. Mr. Caspi owns his own accounting firm, Caspi Ben David and Co. CPA (Israel), and is currently Co-CEO of Eco Capital Ltd., an entity which he founded, and which develops independent power and water projects in Israel. Mr. Caspi was the CFO of Veolia Israel (formerly Vivendi), and also held a number of positions in various projects and companies owned by Veolia. In 2001-2002, he led the financing of VID Desalination Ltd., the largest Israeli sea water desalination project, which produces 100,000,000 cubic meters of fresh water per year. In 2005, this project has received an award for the most successful BOT project in the world from the Association for Infrastructure Projects. Mr. Caspi was also formerly Chairman of INFRA (Insurance Fund for Natural Risks in Agriculture), an Israeli government-backed entity. Mr. Caspi was also a former head of the accounting department and accounting lecturer at the Hebrew University of Jerusalem. Mr. Caspi holds an MBA from the Hebrew University of Jerusalem, a B.A. degree in accounting and economics from the Hebrew University of Jerusalem, and a he is a CPA (Israel).

Hezy Ram

Hezy Ram has served as our director since October 6, 2008. Mr. Ram is the founder of Ram Power Inc., a California based company engaged in developing cutting-edge geothermal and solar thermal solutions. Prior to founding Ram Power Inc., Mr. Ram led the North American Business Development Department of Ormat Technologies, a global player in the development, manufacturing, marketing and financing of innovative power systems. In this position, Mr. Ram was instrumental in creating shareholder value of approximately $26 billion. While at Ormat, Mr. Ram initiated and executed the aggressive North American acquisitions of geothermal plants which provided the base for Ormat growth in this decade. Additionally, he was involved with various financings at Ormat in the aggregate amount of almost a billion dollars and was instrumental in the negotiation of power purchase agreements with some of the leading electric utilities in North America. Mr. Ram earned a B.Sc. in Mechanical Engineering from Ben-Gurion University, Israel in 1975, his MS in Mechanical Engineering from Ben Gurion University in 1977, and his MBA from the Hebrew University in 1978.

Amir Elbaz

Amir Elbaz has served as our director since September 22, 2008. He specializes in corporate financing and strategic planning for private and public companies. Mr. Elbaz has served as the Executive VP, CFO and director of Lithium Technology Corporation since October 11, 2006. At Lithium Technology Corporation, Mr. Elbaz oversees its finances, reporting and the planning of its business ventures. Previously, Mr. Elbaz served as a director of Prime Capital Investments, BV, a Dutch venture firm, where he played an active role in the management and business development of two of its portfolio companies. Mr. Elbaz also served as VP of Corporate Finance at Cornell Capital Partners, LP, where he sourced, structured and managed investments in more than a dozen public and private companies. Prior to joining Cornell Capital, Mr. Elbaz served for several years as an analyst with the Economic Department in the Procurement Mission of the Israeli Ministry of Defence in New York. In that capacity, Mr. Elbaz co-headed multi-million dollar negotiations with first tier technology companies and was in charge of the financial aspects of the day-to-day operations. Mr. Elbaz holds a B.A. from the University of Haifa, Israel, and an MBA in Finance & Investments from Bernard Baruch College, CUNY, New York.

Yanai Man

Mr. Man has served as the Chief Executive Officer of Global N.R.G. Pacific Ltd. since June 6, 2007 and of Global Energy Ethiopia Corp. since October 1, 2007 (both companies are our subsidiaries). Prior to that, Mr. Man served as the CEO of Ocean Rock Corporation, a factory located in the Dominican Republic, which produces fine jewelry (diamonds, platinum and gold), and is a subsidiary of Paul Winston Jewelry Ltd., New York. In 1997-2003, he founded and served as the CEO of Phytech Technologies Ltd, during which time he established three subsidiary companies that dealt with high-tech, mid-tech, and turnkey projects. He has founded and served as the CEO of Pollinating Service Yad-Mordechai, Environment Acoustic – USA and Apiary Yad Mordechai (Michvarot Yad Mordechai). He served in the IDF and retired at the rank of Major.

Consultants

We conduct, and intend to continue to conduct, some of our business through agreements with consultants.

Executive Compensation

Compensation Discussion and Analysis

Effective May 6, 2007, we appointed Alex Werber as our new Treasurer and Chief Financial Officer and entered into an employment agreement, pursuant to which it was agreed that Mr. Werber should be employed on a part-time basis and paid a monthly salary, payable immediately upon receipt of his invoice, at a gross monthly rate of $2,500, to be paid in NIS translated pursuant to the official representative rate of exchange of the $USD as published by the Bank of Israel on the payment date. Under the employment agreement, we agreed to open and maintain a study fund for Mr. Weber. We agreed to contribute to the fund an amount equal to 7.5% of each monthly salary payment up to the maximum amount recognized for tax benefits purposes, and Mr. Werber agreed to contribute to the fund an amount equal to 2.5% of each monthly salary payment up to the maximum amount recognized for tax purposes pursuant. In addition, we agreed to provide Mr. Werber (including his heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at our expense.

On December 1, 2007, Mr. Werber’s employment agreement was amended, pursuant to which his salary was increased to a gross monthly salary of $5,000. All other terms of the employment agreement remain unchanged and in full force and effect.

On April 30, 2007, we appointed Asi Shalgi as our new President and CEO and entered into an employment agreement with him. Under the terms of this agreement, Mr. Shalgi is being paid a monthly base salary of $10,000. In addition, on April 30, 2007, we granted to Mr. Shalgi 5,055,021 stock options, exercisable within the next ten years, at an exercise price of $0.01 per share. Mr. Shalgi has also been appointed to our board of directors, as is described in more detail below in the “Compensation of Directors” section beginning on page 35.

On November 2, 2007, we appointed Yehuda Eliraz and Yair Aloni to serve on our board of directors. On November 20, 2007, Mr. Eliraz resigned from our board of directors. Mr. Aloni resigned from our board of directors effective September 25, 2008. Our directors are entitled to compensation in accordance with our director compensation policy described in the “Compensation of Directors” section beginning on page 35.

On November 21, 2007, we appointed Yossi Raz as our new VP for Project Development and Chief Technology Officer and entered into an employment agreement with him effective November 1, 2007. Mr. Raz resigned from his position on November 1, 2008. Mr. Raz was a key employee of our company. Under the terms of the employment agreement, the total monthly cost incurred by our company in connection with the employment of Mr. Raz was $15,000.

In addition, pursuant to an amendment to the employment agreement effective January 31, 2008, we issued Mr. Raz options to purchase 1,150,000 shares of our common stock at an exercise price of $2.20 per share to vest at the rate of 25% per year, beginning on January 11, 2008, and in each of the three years thereafter, provided that he continues to be employed by us at the applicable date of vesting. We issued the options to Mr. Raz, a non-U.S. person (as that term is defined in Regulation S of the Securities Act of 1933), in an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act of 1933, as amended.

Pursuant to an employment agreement dated May 7, 2007, we engaged Mr. Yanai Man to be the CEO of our Global N.R.G. Pacific subsidiary. Under the terms of the employment agreement, Mr. Man is paid a monthly salary of NIS45,000 and an annual performance-based bonus not to exceed four times his gross salary. We agreed to contribute an amount equivalent to 13.33% of Mr. Man’s gross monthly salary to a managers insurance policy. We also agreed to open and maintain a study fund, to which we would contribute an amount equal to 7.5% of each monthly salary payment up to the maximum amount recognized for tax benefit purposes, and Mr. Man agreed to contribute an amount equal to 2.5% of each monthly salary payment up to the maximum amount recognized for tax purposes.

The table set forth below summarizes the annual and long-term compensation for services payable to our executive officers during the fiscal years ended December 31, 2008, 2007 and 2006.

SUMMARY COMPENSATION TABLE
Name And Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All other Compensation ($)	Total ($)
Asi Shalgi President, CEO, and Director	2008	147,394	Nil	Nil	17,903(2)	Nil	Nil	Nil	165,297
	2007	115,259(1)	Nil	Nil	17,552(2)	Nil	Nil	Nil	132,811
	2006	-	-	-	-	-	-	-	-
Alex Werber Treasurer and CFO(3)	2008	78,000	Nil	Nil	Nil	Nil	Nil	Nil	78,000
	2007	30,000	Nil	Nil	Nil	Nil	Nil	Nil	30,000
	2006	-	-	-	-	-	-	-	-
Christopher Kape Former President, CEO, CFO, Secretary and Director(4)	2008	-	-	-	-	-	-	-	-
	2007	63,195	Nil	Nil	Nil	Nil	Nil	Nil	63,195
	2006	Nil	Nil	Nil	Nil	Nil	Nil	19,080(5)	19,080
Yossi Raz VP for Project Development and CTO	2008	168,427	Nil	Nil	Nil	Nil	Nil	20,302(7)	188,729
	2007	108,667(6)	Nil	Nil	Nil	Nil	Nil	Nil	108,667
	2006	-	-	-	-	-	-	-	-
Yanai Man, CEO of Global N.R.G. Pacific Lt. and Global Energy Ethiopia	2008	145,000	Nil	Nil	Nil	Nil	Nil	Nil	145,000
	2007	88,865	Nil	Nil	Nil	Nil	Nil	Nil	88,865
	2006	-	-	-	-	-	-	-	-

(1)	Including social benefits. Mr. Shalgi did not receive any compensation as a director of our company.

(2)	5,055,021 options were issued to Mr. Shalgi on April 30, 2007. The monetary value of these options is computed in accordance with U.S. Generally Accepted Accounting Principles. These options did not begin vesting until April 30, 2008.

(3)	Mr. Werber was appointed as our treasurer and CFO effective May 6, 2007.

(4)	Elected as director and appointed as President, CEO, Secretary and Treasurer on April 5, 2005. Resigned as the President on April 30, 2007, as the treasurer and CFO on May 6, 2007, and as a director on November 5, 2007.

(5)	Paid to Jamco Capital Partners Inc., a private company owned by Mr. Kape, for office, secretarial and accounting services.

(6)	Mr. Raz was appointed as VP for Project Development and CTO on November 1, 2007. Mr. Raz resigned from these positions on November 1, 2008.

(7)	Mr. Raz received $20,302 as a success fee.

Outstanding Equity Awards at the End of Fiscal Year Ended December 31, 2008

OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested ($)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Asi Shalgi (1) President, CEO and Director	1,263,755	3,791,266	Nil	$0.01	April 30, 2017	Nil	Nil	Nil	Nil
Alex Werber Treasurer and CFO	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Yossi Raz VP for Project Development and CTO	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Yanai Man, CEO of Global N.R.G. Pacific Lt. and Global Energy Ethiopia	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil

(1)	Mr. Shalgi was granted 5,055,021 stock options on April 30, 2007 to vest at a rate of 25% per year beginning April 30, 2008. The options have an exercise price of $0.01 and expire on April 30, 2017. The grant date fair value of the common shares underlying the options granted on April 30, 2007 was $0.01.

Compensation of Directors

On November 2, 2007, we adopted a director compensation policy for all directors pursuant to which we:

(1)	authorized the issuance to each of our directors of 200,000 options at an exercise price of $0.56 per share, and

(2)	agreed to pay a fee of US$750 per meeting for each quarterly board meeting attended, and a fee of US$600 per month for all other meetings attended or consented to in writing by the entire board of directors.

On November 18, 2007, the compensation policy was amended such that each director would be authorized to receive 350,000 options at an exercise price of $2.20 per share, rather than 200,000 options at an exercise price of $0.56 per share. On January 31, 2008, the director compensation policy was further amended to provide for payment of $1,000 per month to each director as compensation, rather than a fee of $750 per meeting.

On November 2, 2007, we elected Yehuda Eliraz and Yair Aloni to serve on our board of directors. On November 20, 2007, Mr. Eliraz resigned from our board of directors. Effective September 25, 2008, Mr. Aloni resigned from our board of directors.

On December 6, 2007, we appointed Josef Neuhaus and Avner Raanan to our board of directors. On January 31, 2008, pursuant to the director compensation policy, we issued to each of Josef Neuhaus, Yair Aloni, and Avner Raanan options to purchase 350,000 shares of our common stock at an exercise price of $2.20 per share. The stock options were issued in accordance with the terms of the share option plan adopted in May 2007. Mr. Raanan’s options are exercisable until December 6, 2017. Mr. Aloni resigned as a director effective September 25, 2008 and Mr. Neuhaus resigned as director effective September 22, 2008. Their options terminated on their respective dates of resignation.

We issued the stock options to Messrs. Neuhaus, Aloni and Raanan, who are non-U.S. persons (as that term is defined in Regulation S of the Securities Act of 1933), in an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act of 1933, as amended.

Director Compensation for the Fiscal Year Ended December 31, 2008
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Josef Neuhaus	9,000	Nil	Nil(1)	Nil	Nil	Nil	9,000
Avner Raanan	12,000	Nil	11,704 (2)	Nil	Nil	Nil	23,704
Yair Aloni	9,000	Nil	Nil (3)	Nil	Nil	Nil	9,000
Hezy Ram	3,000	Nil	Nil	Nil	Nil	Nil	3,000
Amir Elbaz	3,000	Nil	Nil	Nil	Nil	Nil	3,000
Nissan Caspi	3,000	Nil	Nil	Nil	Nil	Nil	3,000

(1)	350,000 options were granted on January 31, 2008 and were to begin vesting on December 6, 2008. Mr. Neuhaus resigned from our board of directors effective September 22, 2008 and his unvested options terminated on that date.

(2)	350,000 options were granted on January 31, 2008 and began vesting on December 6, 2008. The options have an exercise price of $2.20 per share and expire on December 6, 2017. The grant date fair value of the common shares underlying the options granted on January 31, 2008 was $0.55 per common share.

(3)	350,000 options were granted on January 31, 2008 and were to begin vesting on November 18, 2008. Mr. Aloni resigned from our board of directors effective September 25, 2008 and his unvested options terminated on that date.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2007, our compensation committee comprised the following members:

(1)	Yair Aloni, director, as the Chairman of the committee; and

(2)	Avner Ranaan, director, as a member of the committee.

Security Ownership of Certain Beneficial Owners and Management

The table below discloses information regarding shares of our common stock beneficially owned by any person who owns more than 5% of such shares, and by our directors and executive officers as of January 5, 2009.

The determination of beneficial ownership in the following table was made in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, based on information provided to us by our controlling shareholder, executive officers, and directors, and this information does not necessarily indicate beneficial ownership for any other purpose. In determining the number of shares of our common stock beneficially owned by a person and the percentage ownership of that person, we include any shares as to which the person has sole or shared voting power or investment power, as well as any shares subject to warrants or options held by that person that are currently exercisable or exercisable within 60 days after January 5, 2009.

Name and Address of Beneficial Owner of Shares of our Common Stock	Amount and nature of beneficial ownership(1)	Percent of class(2) (%)
Carrigain Investment Ltd.(3) Jasmine Court, Regent Street Belize City, Belize.	42,000,000	51.6
YA Global Investments L.P. 101 Hudson Street, Suite 3700, Jersey City, NJ 07302, United States	8,700,000(4)	9.79
Asi Shalgi President, CEO, Secretary, and Director	1,263,755(5)	1.53
Alex Werber Treasurer and CFO	Nil	Nil
Avner Raanan Director	87,500(6)	0.11
Amir Elbaz Director	Nil(7)	Nil
Nissan Caspi Director	Nil(8)	Nil
Hezy Ram Director	Nil(9)	Nil
Yanai Man CEO of Global N.R.G. Pacific and Global Energy Ethiopia	Nil	Nil
Directors and Executive Officers as a Group	1,351,255	1.64

(1)	Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act of 1934 and generally includes voting or investment power with respect to securities and any rights under which a holder be issued securities within 60 days of the date of this registration statement. Except as otherwise indicated, we believe that the beneficial owners of shares of our common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

(2)	Applicable percentages are based on 81,387,764 shares of common stock outstanding on January 5, 2009, calculated taking into account the holder’s options exercisable within 60 days of the date of this registration statement.

(3)	Carrigain Investment Ltd. is controlled jointly by Ariel Malik and Zeev Bronfeld each holding 50% of its common shares. Effectively, therefore, each of Mr. Malik and Mr. Bronfeld beneficially owns 25.8% of our common stock.

(4)	Comprises 200,000 shares issued to YA Global Investments, L.P. under the amending agreement dated July 15, 2008; 1,000,000 shares issued to YA Global under the amending and restating agreement dated September 22, 2008; and warrants to purchase 7,500,000 shares at an exercise price of $0.10, as agreed between us and YA Global under the amending and restating agreement dated September 22, 2008.

(5)	Mr. Shalgi was granted 5,055,021 options on April 30, 2007, to be vested in him at rate of 25% per year beginning on April 30, 2008. As of the date of this registration statement, 1,263,755 of these options have vested in Mr. Shalgi but none have been exercised.

(6)	Mr. Raanan was granted 350,000 options on January 31, 2008, to vest at the rate of 25% per year beginning on December 6, 2008. As of January 5, 2009, 87,500 of these options have vested but none have been exercised.

(7)	None of the 226,415 shares granted to Mr. Elbaz on May 22, 2008 are exercisable within 60 days of this registration statement.

(8)	None of the 650,000 shares granted to Mr. Caspi on November 9, 2008 are exercisable within 60 days of this registration statement.

(9)	None of the 650,000 shares granted to Mr. Ram on November 9, 2008 are exercisable within 60 days of this registration statement.

Transactions with Related Persons, Promoters and Certain Control Persons

Transactions with Related Persons

On May 15, 2007, our directors approved a share option plan, authorizing the issue of a total of 8,500,000 shares of our common stock. Information regarding compensation contracts with our directors and officers, including the grant of options under the share option plan, is described above in the section “Executive Compensation” beginning on page 33 of this prospectus.

During the year ended December 31, 2007, we paid approximately $40,000 for accounting and administrative services performed by a company controlled by our former president. During the comparable period in 2006, no such fees were paid. As of December 31, 2007, no amounts were due and payable in respect of such accounting and administrative services.

During the year ended December 31, 2006, we were charged $19,144 for accounting and administration fees. These fees were paid to Jamco Capital Partners Inc., a company controlled by our former president, Mr. Christopher Kape. As of December 31, 2007, no amount remained unpaid for past fees and disbursements incurred on behalf of our company.

YA Global Investments, L.P. is a related person of our company because it is beneficial owner of over 5% of our common stock, as described in the section “Security Ownership of Certain Beneficial Owners and Management” beginning on page 37 of this prospectus. It is also our senior secured lender, it is also our senior secured lender. Over the past year, we have entered into two transactions with YA Global, which are described in detail in the section “Financing Agreement” beginning on page 23 of this prospectus.

Transactions with our Controlling Shareholder

On February 7, 2007, we issued 12,000,000 shares to our controlling shareholder, Carrigain Investment Ltd. At the time of this issue, this comprised approximately 52.14% of our total issued and outstanding shares. We are informed that Carrigain Investment Ltd. is controlled by Ariel Malik and Zeev Bronfeld. On April 11, 2007, Carrigain Investment Ltd. entered into a subscription agreement with us pursuant to which it acquired 30,000,000 additional shares of our common stock for an aggregate acquisition consideration of $300,000. Carrigain Investment Ltd. currently holds 51.6% of our common stock based on 81,387,764 total issued and outstanding shares of our common stock as of January 5, 2009.

Transaction with Our Stockholders.

During the year ended December 31, 2006, we borrowed $18,000 from four of our significant shareholders. The loans do not bear interest and are repayable upon demand by the respective creditors. As of December 31, 2007, the loans are still outstanding.

Indebtedness of Directors and Executive Officers

None of the directors or executive officers of our company or any associate or affiliate of our company during the last two fiscal years, is or has been indebted to our company by way of guarantee, support agreement, letter of credit or other similar agreement or understanding currently outstanding.

Policy for Approval of Transactions with Related Persons

As we are a small, development stage company, we do not currently have a policy in place for approval of transactions with related persons. However, prior to filing our quarterly and annual reports, we review all transactions to identify and properly report any related party transaction that we have entered into in the respective reporting period.

Director Independence

We currently act with five directors: Asi Shalgi, Avner Raanan, Amir Elbaz, Nissan Caspi, and Hezy Ram. We have determined that Avner Raanan, Amir Elbaz, Nissan Caspi, and Hezy Ram are “independent directors” as that term defined in NASDAQ Marketplace Rule 4200(a)(15).

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered under this registration statement. No expenses shall be borne by the selling shareholders. All of the amounts shown are estimates, except for the Securities and Exchange Commission Registration Fees:

Expense	Amount ($) (1)
SEC registration fees	51
Printing and engraving expenses	5,000
Accounting fees and expenses	3,500
Legal fees and expenses	35,000
Transfer agent and registrar fees	2,500
Miscellaneous	10,000
Total	56,051

(1)	We have estimated these amounts.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Nevada corporation law provides that:

—	a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful;

—	a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper; and

—	to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Our Articles of Incorporation, in accordance with Section 78.138 (7) of the Nevada Revised Statutes, provide that no director or officer of our company shall be personally liable to our company or to any of our stockholders for damages for breach of fiduciary duty as a director or officer involving any act or commission of any such director or officer provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer for acts of omissions which involve intentional misconduct, fraud or a knowing violation of law, or the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. Any repeal or modification of this Article by the stockholders shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of our company for acts or omissions prior to such repeal or modification.

Our Bylaws provide that every person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person for whom he is the legal representative is or was a director or officer of the corporation or is or was serving at the request of our company or for our benefit as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the General Corporation Law of the State of Nevada from time to time against all expenses, liability and loss (including moneys’ fees. judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law or otherwise, as well as their rights under this Article.

Our board of directors may cause the corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the corporation would have the power to indemnify such person.

Our board of directors may from time to time adopt further Bylaws with respect to indemnification and may amend these and such Bylaws to provide at all times the fullest indemnification permitted by the General Corporation Law of the State of Nevada.

On January 31, 2008, our board of directors approved an indemnification agreement with Josef Neuhaus, pursuant to which we have agreed to provide for the indemnification and advancing of expenses to the indemnitee to the maximum extent permitted by law, pursuant to a formula set out in the agreement and subject to certain conditions, including that no indemnity will be provided if it is determined that the indemnitee would not be permitted to be indemnified under applicable law. Mr. Neuhaus resigned as a director of our company effective September 22, 2008.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of our company under Nevada law or otherwise, we have been advised that the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than payment by us for expenses incurred or paid by a director, officer or controlling person of our company in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

RECENT SALES OF UNREGISTERED SECURITIES

During the past three years, we have sold and issued the following unregistered securities:

On October 24, 2006, we issued a total of 1,331,764 shares of our common stock at a price per share of US$0.01 for an aggregate consideration of $13,317.64. We issued the securities to ten non-U.S. persons (as that term is defined in Regulation S of the Securities Act of 1933, as amended) in an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act of 1933, as amended.

On February 7, 2007, we issued a total of 17,031,000 shares of our common stock at a price per share of US$0.01 to 21 investors for an aggregate consideration of $170,310 of which $40,910 was paid in cash and $129,400 was paid by the issuance of notes with maturities ranging from 90 days to one year. We issued the securities to the investors who are non-U.S. persons (as that term is defined in Regulation S of the Securities Act of 1933, as amended) in an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act of 1933, as amended.

On April 30, 2007, we issued 40,175,000 shares of our common stock to 12 investors at a purchase price per share of US$0.01 for an aggregate consideration of $401,750 of which approximately $47,000 was paid in cash, approximately $28,000 was by redemption of promissory notes, and approximately $327,000 was paid by the issuance of notes having maturities up to one year. As of December 31, 2007, an amount of $150,000 has not been collected yet. We issued the securities to investors who are non-U.S. persons (as that term is defined in Regulation S of the Securities Act of 1933, as amended) in an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act of 1933, as amended.

On April 30, 2007, we granted 5,055,021 stock options (of our common stocks) exercisable for five years at an exercise price of $0.01 per share to Asi Shalgi, our new President. Effective January 31, 2008, the expiration date of the options was extended to April 30, 2017 and such options began to vest at a rate of 25% per year on April 30, 2008. We issued these stock options to a non-U.S. person (as that term is defined in Regulation S of the Securities Act of 1933, as amended) in an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act of 1933, as amended.

On May 1, 2007, pursuant to the terms of an employment agreement, we granted options to purchase 400,000 shares of our common stock exercisable for five years at an exercise price of $0.01 per share to Dr. Irit Arbel, who we hired to be our Investor Relations and Marketing Advisor. Dr. Arbel’s employment agreement was terminated as of January 1, 2008 and 50,000 options were forfeited upon the termination. We issued these stock options to a non-U.S. person (as that term is defined in Regulation S of the Securities Act of 1933, as amended) in an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act of 1933, as amended.

On May 22, 2008, we granted up to 226,415 stock options exercisable for four years at an exercise price of $1.25 per share to Mr. Elbaz, pursuant to a separate arrangement. We issued the securities to one US person pursuant to the exemption from registration provided for under Rule 506 of Regulation D, promulgated under the Securities Act of 1933, as amended.

On July 10, 2007, we issued a 10% secured convertible debenture, for gross proceeds of $500,000, as a part of a private placement of up to $4,000,000 of debentures to YA Global Investments, L.P. In conjunction with this financing, we issued warrants to purchase 300,000 shares of common stock exercisable for five years at an exercise price of $2.35 and warrants to purchase additional 300,000 shares of common stock exercisable for five years at an exercise price of $2.50. We paid a cash commission of $35,000 and a structuring fee of $20,000 to Yorkville Advisors, LLC, the investment manager of YA Global Investments, L.P., in connection with this issuance.

The 10% secured convertible debentures, which, as amended, mature on October 31, 2010, were, prior to the amendment to the securities purchase agreement of March 20, 2008, described below, to be convertible by the debenture holder into common shares at a fixed conversion price of $2.20 per share. The debentures are secured against all our assets. The debentures were issued pursuant to the exemption from registration under the Securities Act of 1933, as amended, provided by Section 4(2), Section 4(6) and/or Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended, to the investors and brokers who are “accredited investors” within the respective meanings ascribed to that term in Rule 501(a) under the Securities Act of 1933, as amended.

On October 23, 2007, we issued an additional 10% secured convertible debenture for an aggregate consideration of $1,500,000. The debenture matures on October 31, 2010 and, prior to the amendment to the securities purchase agreement of March 20, 2008, described below, was to be convertible by the debenture holder into common shares at a fixed conversion price of $2.20 per share subject to further adjustment as set out in the debenture. The debenture is secured against all our assets. We paid a commission of $105,000 and a due diligence fee of $30,000 to Yorkville Advisors, LLC, the investment manager of YA Global Investments, L.P., in connection with this issuance. The debenture was issued pursuant to the exemption from registration under the Securities Act of 1933, as amended, provided by Section 4(2), Section 4(6) and/or Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended, to the investors and brokers who are “accredited investors” within the respective meanings ascribed to that term in Rule 501(a) under the Securities Act of 1933, as amended.

On December 5, 2007 we issued a 10% secured convertible debenture for gross proceeds of $1,000,000. The debenture matures on October 31, 2010 and prior to the amendment to the securities purchase agreement of March 20, 2008, described below, was to be convertible by the debenture holder into common shares at a fixed conversion price of $2.20 per share subject to further adjustment as set out in the debenture. The debenture is secured against all our assets. We paid a commission of $70,000 to Yorkville Advisors, LLC, the investment manager of YA Global Investments, L.P., in connection with this issuance. The debenture was issued pursuant to the exemption from registration under the Securities Act of 1933, as amended, provided by Section 4(2), Section 4(6) and/or Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended, to the investors and brokers who are “accredited investors” within the respective meanings ascribed to that term in Rule 501(a) under the Securities Act of 1933, as amended.

Throughout the 2007 fiscal year, we authorized the issuance of options to our directors and officers to acquire in the aggregate 2,200,000 shares of our common stock. For more information, see the section “Executive Compensation” beginning on page 33 of this registration statement.

On March 20, 2008, we entered into an amendment to the securities purchase agreement with YA Global Investments, L.P. that amended the terms of the convertible debentures issued July 10, 2007, October 23, 2007 and December 5, 2007. “Financing Agreementt” section of this prospectus beginning on page 23.

On March 20, 2008, we issued a fourth 10% secured convertible debenture for gross proceeds of $500,000. The debenture matures on October 31, 2010 and is convertible by the debenture holder into common shares at a fixed conversion price of $1.25 per share, subject to further adjustment as further set out in the debenture. The debenture is secured against all of our assets. We paid a commission of $35,000 to Yorkville Advisors, LLC, the investment manager of YA Global Investments, L.P., in connection with this issuance. The debenture was issued pursuant to the exemption from registration under the Securities Act of 1933, as amended, provided by Section 4(2), Section 4(6) and/or Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended, to the investors and brokers who are “accredited investors” within the respective meanings ascribed to that term in Rule 501(a) under the Securities Act of 1933, as amended.

On May 13, 2008, we sold a 10% Secured Convertible Debenture to YA Global Investments, L.P., for gross proceeds of $500,000. The debenture matures on October 31, 2010 and is convertible by the holder into common shares at a fixed conversion price of $1.25 per share subject to further adjustment as further set out in the debenture. The debenture is secured against all our assets. Amortizing payments of the outstanding principal amount of the debenture and accrued interest at an annual rate equal to 10% was to commence on the first business day on or after July 31, 2008, and continuing on the first business day of each successive calendar month thereafter until the principal amount has been repaid in full, whether by the payment of cash or by the conversion of the principal amount and interest into common stock. Other terms are the same as in prior debentures held by YA Global Investments, L.P. We paid a commission of $35,000 to Yorkville Advisors, LLC, the investment manager of YA Global Investments, L.P., in connection with this issuance. The debenture was issued pursuant to the exemption from registration under the Securities Act of 1933, as amended, provided by Section 4(2), Section 4(6) and/or Rule 506 of Regulation D promulgated under the 1933 Act to the investors and brokers who are “accredited investors” within the respective meanings ascribed to that term in Rule 501(a) under the 1933 Act. No advertising or general solicitation was employed in offering the securities.

On July 25, 2008, we issued 200,000 shares of our common stock pursuant to our amending agreement dated July 15, 2008 with YA Global Investments, L.P. We issued the securities to one US person pursuant to the exemption from registration provided for under Rule 506 of Regulation D, promulgated under the Securities Act of 1933, as amended.

On September 22, 2008, we entered into an amending and restating agreement with YA Global Investments, L.P. with respect to outstanding secured convertible debentures in the aggregate principal amount of $4,000,000, and warrants to purchase 600,000 shares of our company’s common stock owned by YA Global Investments, L.P. Pursuant to this agreement, we issued 1,000,000 restricted shares of our common stock to YA Global Investments, L.P. We issued the securities to a US person pursuant to the exemption from registration provided for under Rule 506 of Regulation D, promulgated under the Securities Act of 1933, as amended. Details of this agreement are provided in the “Financing Agreement” section of this prospectus beginning on page 23.

On September 30, 2008, we sold 30 units to 27 investors in a brokered private placement, at a purchase price of $50,000 per unit, raising gross proceeds of $1,500,000. Each unit comprised 500,000 shares of our common stock and 500,000 share purchase warrants exercisable at $0.10 for a period of five years. All the investors were accredited investors, and in selling these units we relied on the exemption from the registration requirements of the Securities Act of 1933, provided by Rule 506 of Regulation D promulgated thereunder. In connection with this private placement, we paid a registered broker-dealer that acted as our agent in the sale of these securities aggregate cash placement agent compensation of $150,000 and issued it placement agent warrants to purchase an aggregate of 1,500,000 shares of common stock. Each placement agent warrant entitles the holder to purchase one share of common stock of our company at an exercise price of $0.10 for a period of five years on terms which are identical to the warrants included in the units. In addition, we paid the broker-dealer a non-accountable expense allowance of $22,500 and $75,000 towards the fees and expenses of its attorneys. The broker-dealer is licensed with Financial Industry Regulatory Authority and a U.S. person and, in issuing the placement agent warrants we relied on the exemption from the registration requirements of the Securities Act of 1933, as amended, provided by Rule 506 of Regulation D promulgated thereunder. Pursuant to the terms of a registration rights agreement between our company and each investor in this private placement, we have agreed to register for resale by the investors and the agent all of the shares of our common stock issuable upon exercise of the warrants and the agent’s warrants that we issued in this private placement.

On November 4, 2008, we sold four more units to four investors as part of the brokered private placement described above. We realized gross proceeds of $200,000. All the investors were accredited investors, and in selling these units we relied on the exemption from the registration requirements of the Securities Act of 1933, provided by Rule 506 of Regulation D promulgated thereunder. In connection with this private placement, we paid a registered broker-dealer that acted as our agent in the sale of these securities aggregate cash placement agent compensation of $20,000 and issued it placement agent warrants to purchase an aggregate of 200,000 shares of common stock. Each placement agent warrant entitles the holder to purchase one share of common stock of our company at an exercise price of $0.10 for a period of five years on terms which are identical to the warrants included in the units. In addition, we paid the broker-dealer a non-accountable expense allowance of $6,000 and $5,583 towards the fees and expenses of its attorneys. The broker-dealer is licensed with Financial Industry Regulatory Authority and a U.S. person and, in issuing the placement agent warrants we relied on the exemption from the registration requirements of the Securities Act of 1933, as amended, provided by Rule 506 of Regulation D promulgated thereunder. Pursuant to the terms of a registration rights agreement between our company and each investor in this private placement, we have agreed to register for resale by the investors and the agent all of the shares of common stock issuable upon exercise of the warrants and the agent’s warrants that we issued in this private placement.

EXHIBITS AND FINANCIAL STATEMENTS AND SCHEDULES

The following audited financial statements pertaining to our company are filed as part of this registration statement:

Exhibit Number	Description

3.1	Articles of Incorporation, as amended (attached as an exhibit to our quarterly report on Form 10-QSB/A filed on April 14, 2004).
3.2	Bylaws (attached as an exhibit to our current report on Form 8-K filed on July 12, 2005)
3.3	Certificate of Amendment to Articles of Incorporation filed with the Secretary of State of the State of Nevada on March 22, 2007 (attached as an exhibit to our current report on Form 8-K filed on March 26, 2007
5.1*	Opinion of Clark Wilson LLP
10.1	Assignment and Bill of Sale Agreement dated June 5, 2003 (attached as an exhibit to our current report on Form 8-K filed on June 19, 2003)
10.2	Affiliate Stock Purchase Agreement dated as of March 8, 2005 between DNG Capital Corp. (USA) and each of Ultimedia Sales Inc., Mirelis InvesTrust SA, Altshuler Shaham Ltd., Rolfe Investment Ltd., Zonbit Ltd. and Ariel Malik (attached as an exhibit to our current report on Form 8-K filed on April 6, 2005)
10.3	Assignment and bill of sale agreement dated July 1, 2005 between the Registrant and Roxbury Capital Group Ltd. and Qwest Capital Inc (attached as an exhibit to our current report on Form 8-K filed on July 12, 2005)
10.4	Form of Promissory Note (attached as an exhibit to our current report on Form 8-K filed on September 11, 2006)
10.5	Form of Subscription Agreement (attached as an exhibit to our current report on Form 8-K filed on October 30, 2006)
10.6	Form of Subscription Agreement (attached as an exhibit to our current report on Form 8-K filed on February 9, 2007)
10.7	Employment Agreement with Asi Shalgi (attached as an exhibit to our current report on Form 8-K filed on May 2, 2007).
10.8	Form of Subscription Agreement (attached as an exhibit to our current report on Form 8-K filed on May 2, 2007)
10.9	Consulting Service Agreement with Yossi Raz (attached as an exhibit to our current report on Form 8-K filed on May 11, 2007)
10.10	Employment Agreement with Dr. Irit Arbel (attached as an exhibit to our current report on Form 8-K filed on May 11, 2007).
10.11	Employment Agreement with Alex Werber (attached as an exhibit to our current report on Form 8-K filed on May 15, 2007).
10.12	Stock Option Plan (attached as an exhibit to our current report on Form 8-K filed on May 21, 2007).
10.13	DeMonte Associates Investor Relations Agreement (attached as an exhibit to our current report on Form 8-K filed on May 30, 2007).
10.14	Term sheet with Cornell Capital Partners, LP (attached as an exhibit to our current report on Form 8-K filed on June 1, 2007).
10.15	Securities Purchase Agreement with Cornell Capital Partners, L.P. (attached as an exhibit to our current report on Form 8-K filed on July 12, 2007).
10.16	Secured Convertible Debenture No. GEYI-1-1 (attached as an exhibit to our current report on Form 8-K filed on July 12, 2007).
10.17	Warrant Certificate No. GEYI-1-1 (attached as an exhibit to our current report on Form 8-K filed on July 12, 2007).
10.18	Warrant Certificate No. GEYI-1-2 (attached as an exhibit to our current report on Form 8-K filed on July 12, 2007).

Exhibit Number	Description

10.19	Registration Rights Agreement dated July 6, 2007 (attached as an exhibit to our current report on Form 8-K filed on July 12, 2007).
10.20	Security Agreement dated July 6, 2007 (attached as an exhibit to our current report on Form 8-K filed on July 12, 2007)
10.21	Shareholder Agreement with Alphakat GMBH (attached as an exhibit to our current report on Form 8-K filed on July 13, 2007).
10.22	Term sheet with Alphakat GMBH (attached as an exhibit to our current report on Form 8-K filed on July 13, 2007).
10.23	Shareholders Agreement and Term Sheet with Yanai Man Projects Ltd. (attached as an exhibit to our current report on Form 8-K filed on July 25, 2007).
10.24	Land Lease Agreement with Southern Nations Nationalities People’s Regional State, Gamo Gofa Zone and Global Energy Ethiopia PLC (attached as an exhibit to our current report on Form 8-K filed on October 12, 2007)
10.25	Land Lease Agreement with Southern Nations Nationalities People’s Regional State, Gamo Gofa Zone and Global Energy Ethiopia PLC (attached as an exhibit to our current report on Form 8-K filed on October 12, 2007)
10.26	Amended and Restated Secured Convertible Debenture No. GEYI-1-1 (attached as an exhibit to our current report on Form 8-K filed on October 26, 2007)
10.27	Secured Convertible Debenture No. GEYI-1-2 (attached as an exhibit to our current report on Form 8-K filed on October 26, 2007)
10.28	Consulting Agreement dated October 20, 2007 between Global Energy Inc. and Trianon Partners (attached as an exhibit to our quarterly report on Form 10-QSB filed on November 19, 2007)
10.29	Employment Agreement dated November 21, 2007 with Yossi Raz (attached as an exhibit to our current report on Form 8-K filed on November 29, 2007).
10.30	Secured convertible debenture no. GEYI-1-3 (attached as an exhibit to our current report on Form 8-K filed on December 13, 2007).
10.31	Business and Royalty Agreement, dated as February 6, 2008, between Global Energy Inc. and Covanta Energy Corporation (portions omitted pursuant to a request for confidential treatment). (attached as an exhibit to our current report on Form 8-K filed on February 12, 2008).
10.32	License Agreement, dated as of February 6, 2008, between AlphaKat – Global Energy GmbH and Covanta Energy Corporation (portions omitted pursuant to a request for confidential treatment). (attached as an exhibit to our current report on Form 8-K filed on February 12, 2008).
10.33	Business and Development Agreement, dated as February 6, 2008, between Global Energy Inc. and Renewable Diesel, LLC. (attached as an exhibit to our current report on Form 8-K filed on February 12, 2008).
10.34	License Agreement, dated as of February 6, 2008, between AlphaKat – Global Energy GmbH and American Renewable Diesel, LLC (portions omitted pursuant to a request for confidential treatment). (attached as an exhibit to our current report on Form 8-K filed on February 12, 2008).
10.35	Irrevocable Transfer Agent Instructions – Exhibit D to Securities Purchase Agreement (attached as an exhibit to our current report on Form 8-K/A filed on February 26, 2008).
10.36	Secured Convertible Debenture No. GEYI-1-4 (attached as an exhibit to our current report on Form 8-K filed on March 26, 2008).
10.37	Amendment to the Securities Purchase Agreement, dated March 20, 2008 (attached as an exhibit to our current report on Form 8-K filed on March 26, 2008).
10.38	Amendment No. 1 to Amended and Restated Secured Convertible Debenture (GEYI-1-1) and Amendment No. 1 to Warrant (attached as an exhibit to our current report on Form 8-K filed on March 26, 2008).
10.39	Amendment No. 1 to Secured Convertible Debenture (GEYI 1-2) and Amendment No. 1 to Warrant (attached as an exhibit to our current report on Form 8-K filed on March 26, 2008)
10.40	Amendment no. 1 to Secured Convertible Debenture No. GEYI-1-3 (attached as an exhibit to our current report on Form 8-K filed on March 26, 2008)
10.41	Business and Royalty Agreement with Covanta Energy Corporation (attached as an exhibit to our annual report on Form 10-K filed on March 31, 2008)

Exhibit Number	Description

10.42	License Agreement between AlphaKat-Global Energy GmbH and Covanta Energy Corporation (attached as an exhibit to our annual report on Form 10-K filed on March 31, 2008)
10.43	Business and Development Agreement with Renewable Diesel, LLC (attached as an exhibit to our annual report on Form 10-K filed on March 31, 2008)
10.44	License Agreement between AlphaKat-Global Energy GmbH and American Renewable Diesel, LLC (attached as an exhibit to our annual report on Form 10-K filed on March 31, 2008)
10.45	Business and Royalty Agreement with Covanta Energy Corp. (attached as an exhibit to our current report on Form 8-K/A filed with the Securities and Exchange Commission on April 8, 2008; note that portions of the agreement have been omitted pursuant to a request for confidential treatment).
10.46	License Agreement between AlphaKat-Global Energy GmbH and Covanta Energy Corp. (attached as an exhibit to our current report on Form 8-K/A filed with the Securities and Exchange Commission on April 8, 2008; note that portions of the agreement have been omitted pursuant to a request for confidential treatment ).
10.47	Business and Development Agreement with Renewable Diesel, LLC (attached as an exhibit to our current report on Form 8-K/A filed with the Securities and Exchange Commission on April 8, 2008).
10.48	License Agreement between AlphaKat-Global Energy GmbH and American Renewable Diesel, LLC (attached as an exhibit to our current report on Form 8-K/A filed with the Securities and Exchange Commission on April 8, 2008; note that portions of the agreement have been omitted pursuant to a request for confidential treatment).
10.49	Amended and Restated Irrevocable Transfer Agent Instructions dated March 20, 2008. (attached as an exhibit to our registration statement on Form S-1/A filed on April 14, 2008)
10.50	Due diligence report of Dr. Richard J. Harley, dated October 12, 2007 (attached as an exhibit to our registration statement on Form S-1/A filed on April 14, 2008)
10.51	Amended and Restated Irrevocable Transfer Agent Instructions dated March 20, 2008. (attached as an exhibit to our registration statement on Form S-1 filed on May 1, 2008)
10.52	Due diligence report of Dr. Richard J. Harley, dated October 12, 2007 (attached as an exhibit to our registration statement on Form S-1 filed on May 1, 2008)
10.53	Secured Convertible Debenture No. GEYI-1-5 (attached as an exhibit to our current report filed on Form 8-K on May 15, 2008)
10.54	Consulting Agreement with the Resultz Media Group Corp. dated May 22, 2008 (attached as an exhibit to our current report filed on Form 8-K on May 30, 2008)
10.55	Consulting Services, Compensation Agreement and Non Circumvent Agreement with Amir Elbaz dated May 22, 2008 (attached as an exhibit to our current report filed on Form 8-K on May 30, 2008)
10.56	Terms of Agreement, dated June 2, 2008, between Global Energy Inc. and S.C. Supercom S.A. (attached as an exhibit to our current report filed on Form 8-K on June 19, 2008)
10.57	Letter Agreement with YA Global Investments, L.P., dated July 15, 2008 (attached as an exhibit to our quarterly report on Form 10-Q filed on November 19, 2008 )
10.58	Letter Agreement with YA Global Investments, L.P., dated September 22, 2008 (attached as an exhibit to our quarterly report on Form 10-Q on November 19, 2008).
10.59	Letter Agreement, dated October 8, 2008, between Global Energy, Inc. and Yanai Man Projects Ltd. (attached as an exhibit to our current report filed on Form 8-K on October 14, 2008)
10.60	Terms of Loan Agreement between Global N.R.G. Pacific Ltd. and Mr. Aviram Malik and Global Energy, Inc. (attached as an exhibit to our current report filed on Form 8-K on October 30, 2008)
10.61	Joint Venture Agreement between Global Energy, Inc. and S.C. Supercom S.A. and S.C. Target Group S.R.L. (attached as an exhibit to our current report filed on Form 8-K on November 20, 2008)
10.62*	Form of Securities Purchase Agreement used in connection with the private placement offering of Global Energy Inc. that closed in two tranches on September 30, 2008 and October 4, 2008
10.63*	Form of Registration Rights Agreement used in connection with the private placement offering of Global Energy Inc. that closed in two tranches on September 30, 2008 and October 4, 2008
16.1	Letter from Moore Stephens Ellis Foster Ltd. regarding change in independent accountant (attached as an exhibit to our current report on Form 8-K filed on August 15, 2005)
16.2	Letter dated January 24, 2006 from Ernst & Young, Chartered Accountants regarding change in independent accountant (attached as an exhibit to our current report on Form 8-K filed on January 25, 2006)
16.3	Letter from Vellmer & Chang regarding change in certifying accountant (attached as an exhibit to our current report on Form 8-K filed on August 2, 2007)

Exhibit Number	Description

21.1	Global Fuel Israel Ltd., a wholly owned subsidiary incorporated under the laws of the State of Israel.
21.2	Global N.R.G. Pacific Ltd., a 50.1% owned subsidiary incorporated under the laws of the State of Israel.
21.3	Global Energy Ethiopia PLC, a 99.9% owned subsidiary of Global N.R.G. Pacific Ltd. incorporated under the laws of Ethiopia.
21.4	AlphaKat - Global Energy GMBH, a 50% owned subsidiary incorporated under the laws of Germany
23.1*	Consent of Clark Wilson LLP (included in Exhibit 5.1).
23.2*	Consent of Kesselman & Kesselman (PWC Israel)
23.3*	Consent of Chang Lee LLP chartered accountants
24.1	Power of Attorney (included on signature page)

UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

a.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

b.	To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

c.	To include any additional or changed material information on the plan of distribution.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be treated as a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

(5)	In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement on Form S-1 to be signed on our behalf by the undersigned, thereunto duly authorized in the City of __________, _______________ on January 5, 2009.

GLOBAL ENERGY INC. By: /s/ Asi Shalgi —————————————— Asi Shalgi President, Chief Executive Officer and Director

We, the undersigned directors and/or officers of Global Energy Inc. (the “Company”), hereby severally constitute and appoint Asi Shalgi and Alex Werber, and each of them singly, our true and lawful attorneys, with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the registration statement on Form S-1 filed herewith, and any and all pre-effective and post-effective amendments to said registration statement, and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, in connection with the registration under the Securities Act of 1933, as amended, of equity securities of the Company, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

By: /s/ Asi Shalgi —————————————— Asi Shalgi	President, Chief Executive Officer & Director (principal executive officer)	January 5, 2009

By: /s/ Alex Werber —————————————— Alex Werber	Treasurer & Chief Financial Officer (principal financial officer and principal accounting officer)	January 5, 2009

By: /s/ Avner Raanan —————————————— Avner Raanan	Director	January 5, 2009

By: /s/ Amir Elbaz —————————————— Amir Elbaz	Director	January 5, 2009

By: /s/ Nissan Caspi —————————————— Nissan Caspi	Director	January 5, 2009

CONSOLIDATED AUDITED FINANCIAL STATEMENTS FOR THE PERIOD ENDING DECEMBER 31, 2007

GLOBAL ENERGY INC.
(A development stage company)

CONSOLIDATED FINANCIAL STATEMENTS

2007 ANNUAL REPORT

Kesselman & Kesselman Certified Public Accountants Trade Tower, 25 Hamered Street Tel Aviv 68125 Israel P.O Box 452 Tel Aviv 61003 Telephone +972-3-7954555 Facsimile +972-3-7954556

Report of Independent Registered Public Accounting Firm

To the shareholders of Global Energy Inc. (a development stage company):

We have audited the accompanying consolidated balance sheets of Global Energy Inc. and its subsidiaries (a development stage enterprise) as of December 31, 2007, and the related consolidated statement of operations, changes in shareholders’ equity (capital deficiency) and cash flows for the year ended December 31, 2007 and, cumulatively, the period from January 1, 2007 to December 31, 2007 (not separately presented herein). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the cumulative totals of the Company for the period from July 5, 2005 (date of inception) to December 31, 2006, which totals reflect a deficit of $98,998 accumulated during the development stage. Those cumulative totals were audited by other auditors whose report, dated February 9, 2007, expressed an unqualified opinion on the cumulative amounts.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the December 31, 2007 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Global Energy Inc. and its subsidiaries (a development stage enterprise) at December 31, 2007, and the results of their operations and their cash flows for the year then ended and, cumulatively, for period from January 1, 2007 to December 31, 2007 (not separately presented herein), in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1c to the financial statements, the Company has suffered recurring losses from operations, has limited capital resources and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1c. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Kesselman & Kesselman
Tel Aviv, Israel
March 31, 2008

Chang Lee LLP
Chartered Accountants

505 - 815 Hornby Street Vancouver, B.C, V6Z 2E6 Tel: 604-687-3776 Fax: 604-688-3373 E-mail: info@changleellp.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

GLOBAL ENERGY INC.
(A development stage company)

We have audited the balance sheets of Global Energy Inc. (“the Company”) (a development stage company) as at December 31, 2006 and 2005 and the related statements of operations, stockholders’ equity, and cash flows from July 7, 2005 (date of becoming a development stage company) to December 31, 2006 and statements of operations, stockholders’ equity, and cash flows for the years ended December 31, 2006 and 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as at December 31, 2006 and 2005 and the results of their operations and their cash flows for the years ended December 31, 2006 and 2005 and for the period from July 7, 2005 (date of becoming a development stage company) to December 31, 2006 in conformity with generally accepted accounting principles in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1, the Company has incurred operating losses. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Vancouver, Canada
February 9, 2007	Chartered Accountants

CONSOLIDATED FINANCIAL STATEMENTS IN U.S. DOLLARS

CONSOLIDATED BALANCE SHEETS

	December 31
	2007	2006
	In thousands

A s s e t s

CURRENT ASSETS:
Cash and cash equivalents	$1,470	$11
Other accounts receivable	187

T o t a l current assets	1,657	11

LONG TERM DEPOSITS	18
BALANCE WITH MINORITY INTEREST SHAREHOLDER	20
PROPERTY AND EQUIPMENT, net of accumulated depreciation	523

T o t a l assets	$2,218	$11

Liabilities net of capital deficiency

CURRENT LIABILITIES:
Accounts payables	$183	$10
Accounts payable - other	317
Demand loans payable - related parties	18	18
Promissory note payable		28
Debentures convertible into shares	2,618

T o t a l current liabilities	3,136	56

MINORITY INTEREST	18

CAPITAL DEFICIENCY:
Share capital (Note 9) -
Common shares of $0.001 par value each:
Authorized: 250,000,000 shares and 25,000,000 at
December 31, 2007 and December 31, 2006, respectively;
Issued and outstanding: 63,187,764 shares and 5,981,764 shares at
December 31, 2007 and December 31, 2006, respectively	63	6
Additional paid-in capital	742	117
Warrants	246
Share subscription received		4
Receivables in respect of shares issued	(150)
Accumulated deficit during development stage	(1,764)	(99)
Accumulated deficit before development stage	(73)	(73)

T o t a l capital deficiency	(936)	(45)

T o t a l liabilities net of capital deficiency	$2,218	$11

The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31			Cumulative from July 7, 2005 through December 31, 2007
	2007	2006	2005
	In thousands, except share data

OPERATING EXPENSES -
General and administrative expenses (*)	$(1,589)	$(69)	$(62)	$(1,688)

OPERATING LOSS	(1,589)	(69)	(62)	(1,688)

FINANCIAL EXPENSES - NET	(76)			(76)

NET LOSS FROM CONTINUING
OPERATIONS	(1,665)	(69)	(62)	(1,764)
NET INCOME FROM DISCONTINUED
OPERATION (NET OF TAX)			68

NET INCOME (LOSS)	$(1,665)	$(69)	$6	$(1,764)

NET INCOME (LOSS)
SHARE, BASIC AND DILUTED:
NET LOSS PER SHARE FROM
CONTINUING OPERATIONS	$(0.03)	$(0.01)	$(0.01)
NET INCOME PER SHARE FROM
DISCONTINUING OPERATIONS			$0.01
NET LOSS PER SHARE FOR
THE YEAR	$(0.03)	$(0.01)	**

WEIGHTED AVERAGE NUMBER OF
SHARES USED IN COMPUTING
BASIC AND DILUTED NET LOSS
PER SHARE	48,206,454	4,901,758	4,650,000

* In the year ended December 31, 2007 – includes $100 share-based compensation.
** Representing an amount less than $0.01

The accompanying notes are an integral part of the consolidated financial statements.

STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (CAPITAL DEFICIENCY)

	Share capital		Additional paid-in capital	Warrants	Share Subscription received	Receivables in respect of shares issued	Deficit accumulated during the development stage	Deficit accumulated before the development stage	Total
	Number	Amount
		I n t h o u s a n d s

BALANCE AT JANUARY 1, 2005	4,650,000	$5	$105					$(109)	$1
CHANGES DURING THE YEAR, ENDED DECEMBER 31, 2005
Net income (loss) for the year							$(30)	36	6

BALANCE AT DECEMBER 31, 2005	4,650,000	5	105				(30)	(73)	7
CHANGES DURING THE YEAR,
ENDED DECEMBER 31, 2006
Issuance of shares	1,331,764	1	12		$4				17
Net loss for the year							(69)		(69)

BALANCE AT DECEMBER 31, 2006	5,981,764	6	117		4		(99)	(73)	(45)
CHANGES DURING THE YEAR
ENDED DECEMBER 31, 2007:
net of
Issuance of warrants				$246					246
Issuance of shares	57,206,000	57	515		(4)	(150)			418
Net loss for the year							(1,665)		(1,665)
Share based compensation
expenses			110						110

BALANCE AT DECEMBER 31, 2007	63,187,764	$63	$742	$246	$-	$(150)	$(1,764)	$(73)	$(936)

The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31			Cumulative from July 7, 2005 through December 31, 2007
	2007	2006	2005
	In thousands

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss) for the period	$(1,665)	$(69)	$6	$(1,764)
Adjustments required to reconcile net income (loss)
to net cash used in operating activities:
Depreciation	2		1	2
Capital gain of disposal of property and equipment			(38)
Share based compensation expenses	110			110
Expenses in respect of the convertibles debentures	74			74
Decrease (Increase) in other accounts receivable	(187)		16	(187)
Increase in balance with minority shareholder	(2)			(2)
Increase in accounts payables	173			173
Increase (decrease) in other accounts payable-other	317	(8)	(12)	296

Net cash provided by (used in) operating activities	(1,178)	(77)	(27)	(1,298)

CASH FLOWS FROM INVESTING ACTIVITIES:
Net proceeds from sale of petroleum and natural gas resource properties			50
Lease deposits	(18)			(18)
Payment for purchasing of property and equipment	(525)			(525)

Net cash used in investing activities	(543)		50	(543)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of shares	390	17		407
Proceeds from debt issuance		46		46
Proceeds from issuance of convertible debentures and
warrants net of issuance expenses	2,790			2,790

Net cash provided by financing activities	3,180	63		3,243

INCREASE (DECREASE) IN CASH AND CASH
EQUIVALENTS	1,459	(14)	23	1,402
CASH AND CASH EQUIVALENTS AT
BEGINNING OF PERIOD	11	25	2	68

CASH AND CASH EQUIVALENTS AT END OF
PERIOD	1,470	$11	$25	$1,470

NON-CASH TRANSACTION -
Conversion of promissory note into shares, see note 10a	$28

The accompanying notes are an integral part of the consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – SIGNIFICANT ACCOUNTING POLICIES:

a.	General

Global Energy Inc. (“the Company”) was incorporated under the laws of the State of Nevada on February 16, 1999.

In July 6, 2005, the Company completed the sale all of its oil and gas assets for the sum of $50,000. The sale of these oil and gas assets was completed on July 6, 2005.

Subsequent to the disposal of the Company’s principal operation – petroleum and natural gas resource properties, the Company is considered as a development stage enterprise since July 7, 2005, as defined by Statement of Financial Accounting Standards (“SFAS”) No. 7 – “Accounting and Reporting by Development Stage Enterprise”. The accompanying financial statements have disclosed cumulative amounts in the statements of operations and cash flows since July 7, 2005, inception of becoming a development stage company, until December 31, 2007.

During May 2007 the Company established two subsidiaries in Israel: Global Fuel Israel Ltd (“Fuel”) a fully owned and Global N.R.G. Pacific Ltd. (“Pacific”) which the Company own 50.1%. On October, 2007, Pacific established a subsidiary in Ethiopia named Global Energy Ethiopia PLC (“Global Ethiopia”). Pacific and its consolidated company are acting as the agriculture arm of the Company’s activities in the Bio Diesel field.

In May 2, 2007 the Company entered into an agreement with AlphaKat GmbH (“AlphaKat”) in order to cooperate in commercialization of AlphaKat’s technology of producing mineral diesel oil from municipal waste using machines which converts hydrocarbon waste into diesel oil invented for that purpose by AlphaKat (“KDV machines”). As to commitments of the Company to Alphakat, see note 9b. In July 10, 2007 the Company entered into an agreement with AlphaKat to incorporate and operate a company, named AlphaKat – Global Energy GmbH (“AGEI”). Each party holds 50% of the shares of AGEI. AGEI is to provide worldwide marketing and sales of KDV machines in consideration of 10% sale commission. The Company is responsible to finance AGEI, if such financing will be required AlphaKat has the right to object to any sale of KDV machines. The Company has consolidated AGEI in accordance with FIN 46R “Consolidation of Variable Interest Entities, an interpretation of ARB no. 51". See d, below. After the balance sheet date AGEI entered into its first agreement, see note 13a.

b.	Functional Currency

The currency of the primary economic environment in which the operations of the Company are conducted is the U.S dollar (“$” or “dollar).

Most of the Company’s expenses are incurred in dollars. A significant part of the Company’s external financing is in dollars. The Company holds most of its cash and cash equivalents in dollars. Thus, the functional currency of the Company is the dollar.

Since the dollar is the primary currency in the economic environment in which the Company operates, monetary accounts maintained in currencies other than the dollar are remeasured using the representative foreign exchange rate at the balance sheet date. Operational accounts and nonmonetary balance sheet account are measured and recorded at the rate in effect at the date of transaction. The effects of foreign currency remeasurement are reported in current operations (as “financial EX- net) and have not been material to date.

c.	Going concern considerations

As of December 31, 2007, the Company had negative working capital of $1,479 thousands and an accumulated deficit of approximately $1,837 thousands. The Company’s ability to continue to operate as a going concern is dependent on its ability to generate sufficient cash flows to meet its obligations on a timely basis, to obtain additional financing and to ultimately attain profitability. The Company has no revenues and has incurred losses and an accumulated deficit resulting from the Company’s activity as a development stage company and has a negative cash flow from operating activities. In the event the Company is unable to successfully raise capital and generate revenues, it is unlikely that the Company will have sufficient cash flows and liquidity to finance its business operations as currently contemplated. There can be no assurance that additional funds will be available on terms acceptable to the Company, or at all. These conditions raise substantial doubt about the Company’s ability to continue to operate as a going concern. The accompanying financial statements do not include any adjustments to reflect the possible future effect on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

d.	Principles of consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries mentioned above, and the accounts of the 50% owned entity (AGEI) which according to FIN 46R is a variable interest entity and the Company is the primary beneficiary.

Intercompany balances and transactions have been eliminated upon consolidation.

e.	Cash equivalents

Cash equivalents are short-term highly liquid investments which include short term bank deposit (up to three months from date of deposit), that are not restricted as to withdrawals or use that are readily convertible to cash with maturities of three months or less as of the date acquired.

f.	Property and equipment

Property and equipment are stated at cost, less accumulated depreciation. Assets are depreciated using the straight-line method over their estimated useful lives. The annual depreciation set as follows: leasehold improvements are amortized over the term of the lease which is shorter than the estimated useful life of the improvements. Computers, software and electronic equipment are depreciated over three years.

g.	Impairment of long-lived assets

The Company’s long-lived assets are reviewed for impairment in accordance with Statement of Financial Accounting Standard No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”) whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to the future undiscounted cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds their fair value. During the years ended December 31, 2007, 2006 and 2005, no impairment losses have been identified.

h.	Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

i.	Derivative financial instruments (“derivatives”)

The Company has adopted FAS 133, as amended, which establishes accounting and reporting standards for derivatives, including certain derivatives embedded in other contracts, and for hedging activities. Under FAS 133, all derivatives are recognized on the balance sheet at their fair value. On the date that the Company enters into a derivative contract, it designates the derivative, for accounting purposes, as: (1) hedging instrument, or (2) non-hedging instrument. Any changes in fair value are to be reflected as current gains or losses or other comprehensive gains or losses, depending upon whether the derivative is designated as a hedge and what type of hedging relationship exists. Changes in fair value of non-hedging instruments are carried to “financial expenses-net” on a current basis. To date, the Company did not have any contracts that qualify for hedge accounting under FAS 133.

The Company entered into convertible debentures agreement in which a derivative instrument is “embedded”. Embedded derivative is separated from the host contract and carried at fair value when (1) the embedded derivative possesses economic characteristics that are not clearly and closely related to the economic characteristics of the host contract and (2) a separate, stand-alone instrument with the same terms would qualify as a derivative instrument.

As to embedded derivatives arising from the issuance of convertible debentures, see note 8.

j.	Share-based payment

The Company implements Statement of Financial Accounting Standards No. 123 (revised 2004) “Share-based Payment” (“FAS 123(R)”). FAS 123(R) requires awards classified as equity awards be accounted for using the grant-date fair value method. The fair value of share-based payment transactions is recognized as expense over the requisite service period, net of estimated forfeitures. The Company recognizes compensation cost for an award with only service conditions that has a graded vesting schedule using the accelerated method based on multiple options awarded approach.

The Company accounts for equity instruments issued to third party service providers (non-employees) in accordance with the fair value based on an option-pricing model, pursuant to the guidance in EITF 96-18 “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services”. The fair value of the options granted is revalued over the related service periods and recognized over the vesting period.

k.	Income loss per share

Net income (loss) per share, basic and diluted, is computed on the basis of the net income (loss) for the period divided by the weighted average number of shares of common shares outstanding during the period. Diluted net loss per share is based upon the weighted average number of shares of common shares and of common shares equivalents outstanding when dilutive. Common shares equivalents include: (i) outstanding stock options under the Company’s Long-Term Incentive Plan and warrants which are included under the treasury share method when dilutive, and (ii) Common shares to be issued under the assumed conversion of the Company’s outstanding convertible Debentures, which are included under the if-converted method when dilutive. The computation of diluted net loss per share for the years ended December 31, 2007, 2006, and 2005 does not include common share equivalents, since such inclusion would be antidilutive. Disclosures required by SFAS 128, Earnings per Share, have been included in Note 11.

l.	Deferred income taxes

Deferred taxes are determined utilizing the asset and liability method based on the estimated future tax effects of differences between the financial accounting and tax basis of asset and liabilities under the applicable tax laws. Deferred tax balances are computed using the tax rates expected to be in effect when these differences are reversed. A full valuation allowances is provided for, since based upon the weight of available evidence, it is more likely than not that all of the deferred tax assets will not be realized. See note 10.

m.	Uncertainty in income taxes

As of January 1, 2007, the Company adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 specifies how tax benefits for uncertain tax positions are to be recognized, measured and derecognized in financial statements; requires certain disclosures of uncertain tax positions; specifies how reserves for uncertain tax positions should be classified on the balance sheet; and provides transition and interim-period guidance, among other provisions. On May 2, 2007, the FASB issued FASB Staff Position No. FIN 48-1, “Definition of Settlement in FASB Interpretation No. 48-1” (“FSP FIN 48-1”). FSP FIN 48-1 provides guidance regarding how an entity should determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits. The Company adopted FSP FIN 48-1 as of January 1, 2007. The adoption of FIN 48 did not result in any adjustment to the Company’s financial statements.

n.	Comprehensive income (loss)

The Company has no component of comprehensive income (loss) other than net income (loss).

o.	Newly issued accounting pronouncements

1)	In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141 (revised 2007), “Business Combinations” (“SFAS 141(R)". SFAS 141(R) changes the accounting for business combinations, including the measurement of acquirer shares issued in consideration for a business combination, the recognition of contingent consideration, the accounting for contingencies, the recognition of capitalized in-process research and development, the accounting for acquisition-related restructuring cost accruals, the treatment of acquisition related transaction costs and the recognition of changes in the acquirer’s income tax valuation allowance and income tax uncertainties. SFAS 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008 . Early application is prohibited. The Company will be required to adopt SFAS 141(R) on January 1, 2009.

2)	In December 2007, the FASB issued FAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of Accounting Research Bulletin No. 51” (“FAS No. 160”). FAS No. 160 establish accounting and reporting standards for non-controlling interests in a subsidiary and deconsolidation of a subsidiary. Early adoption is not permitted. As applicable to the Company, these statements will be effective as of the year beginning January 1, 2009. The Company is currently evaluating the potential impact, if any, the adoption of FAS No. 160 would have on its consolidated financial statements.

3)	In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework and gives guidance regarding the methods used for measuring fair value, and expands disclosures about fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years (January 1, 2008, for the Company). The Company is currently assessing the impact that SFAS 157 may have on its results of operations and financial position.

4)	In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities–Including an amendment of FASB Statement No. 115” (“SFAS 159”). SFAS 159 is expected to expand the use of fair value accounting but does not affect existing standards which require certain assets or liabilities to be carried at fair value. The objective of SFAS 159 is to improve financial reporting by providing companies with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. Under SFAS 159, a company may choose, at its initial application or at other specified election dates, to measure eligible items at fair value and report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. SFAS 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years (January 1, 2008, for the Company). If the Company is to elect the fair value option for its existing assets and liabilities, the effect as of the adoption date, shall be reported as a cumulative-effect adjustment to the opening balance of retained earnings. The Company is currently assessing the impact that SFAS 159 may have on its financial position.

5)	In December 2007, the FASB ratified EITF Issue No. 07-01, “Accounting for Collaborative Arrangements” (“EITF 07-01”). EITF 07-01 defines collaborative arrangements and establishes reporting requirements for transactions between participants in a collaborative arrangement and between participants in the arrangement and third parties. EITF 07-01 also establishes the appropriate income statement presentation and classification for joint operating activities and payments between participants, as well as the sufficiency of the disclosures related to these arrangements. EITF 07-01 is effective for fiscal years beginning after December 15, 2008 (January 1, 2009, for the Company). EITF 07-01 shall be applied using modified version of retrospective transition for those arrangements in place at the effective date. An entity should report the effects of applying this Issue as a change in accounting principle through retrospective application to all prior periods presented for all arrangements existing as of the effective date, unless it is impracticable to apply the effects the change retrospectively. The Company is currently assessing the impact that EITF 07-01 may have on its results of operations and financial position.

NOTE 2 – OTHER ACCOUNTS RECEIVABLE:

December 31, 2007
In thousands

Other receivable	$120
Governmental Institutions	21
Prepaid expenses	46

$187

NOTE 3 – PROPERTY AND EQUIPMENT:

December 31, 2007
In thousands

Cost:
Advances on account of
acquisition of Machinery	$488
Computer software and electronic equipment	24
Leasehold improvements	13

525
Less, accumulated depreciation and amortization	2

$523

NOTE 4 – ACCOUNTS PAYABLE – OTHER:

December 31, 2007
In thousands

Accrued expenses	$234
Employees and payroll accruals	80
Government authorities	3

$317

NOTE 5 – BALANCE WITH MINORITY SHAREHOLDER

In July 10, 2007 the Company entered into an agreement with AlphaKat to incorporate and operate AGEI see note 1a. According to the agreement the Company has provided a loan to the shareholders of the AlphaKat. The terms of the loan has not yet been set.

NOTE 6 – DEMAND LOAN PAYABLE – RELATED PARTIES

The Company borrowed $18,000 from four shareholders of the Company on May 4, 2006. The loans are unsecured, non-interest bearing and due on demand.

NOTE 7 – FINANCIAL EXPENSE (INCOME)

December 31, 2007
In thousands

Interest on convertible debentures (see note 8)	$160
Income from evaluating the conversion option
fair value of the (see note 8)	(86)
Other	2

$76

NOTE 8 – CONVERTIBLE DEBENTURES AND WARRANTS

In July 2007, the Company entered into an agreement to issue in four different installments, as set in the agreement, $4 million aggregate principal amount of convertible debentures (“Debentures”) in a private placement. As of December 31, 2007 three installments in the sum of $3 million principal were issued for consideration of $2.8 million. The last installment is due after a registration statement for the underlying shares is declared effective by the SEC. The Debentures bear interest at 10% per annum, the payments of the principals and interest will commence on July 31, 2008 and continuing on each successive month thereafter until October 2010. The Debentures are convertible, at the option of the holder at any time, into shares of the Company’s Common Stock at a conversion price of $2.2 per share. The Company has the right to redeem a portion or all amounts outstanding prior to maturity date, provided that (1) the closing Bid price is less than the conversion price, (2) the underlying shares registration statement is effective and (3) no event of default has occurred.

If any event of default occurred, the full unpaid Principal amount of this Debenture, together with interest shall become at the investor’s election, immediately due and payable in cash. In conjunction with this financing, the Company issued to the private investor 300,000 warrants to purchase 300,000 common shares of the Company, exercisable for five years at an exercise price of $2.35 and 300,000 warrants to purchase 300,000 common shares of the Company, exercisable for five years at an exercise price of $2.50. The conversion of the debentures and the exercise of the warrants are subject to further adjustments and condition as further set out in the Debenture Agreement. The conversion option included within each of the Company’s convertible debenture does not meet all the conditions of EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” related to equity classification and therefore should be bifurcated from the debt host contract. In addition the put option and call option are considered as embedded derivatives that require bifurcation, therefore these instruments are evaluated each reporting period and the difference in fair value is recorded as financial income or expense, see note 7 above. The Company measured the fair value of the embedded derivatives features on the issuance date at approximately $1,032 thousands. The amount attributed to the warrants was $246 thousands, the remaining $1,425 thousands was allocated to the debentures.

As of December 31, 2007, none of the warrants were exercised and none of the debentures were converted into share.

Following are the details of the convertible debentures:

December 31, 2007
In thousands

Principal	$1,426
Accrued interest	160
Conversion option	1,032
Put option	*
Call option	*

$2,618

        * Representing an amount less than $1,000

        The notes are secured by a pledge on all of the Company’s assets.

NOTE 9 – COMMITMENTS AND CONTINGENCIES:

a.	Fuel currently leases office in Tel Aviv, Israel, under operating lease agreement, which expire at 2009. The monthly rent is approximately $3,800.

b.	Under the agreement signed with Alphakat with regard to commercialization of AlphaKat technology of producing mineral diesel oil from municipal waste the Company agreed to: 1) Provide financial support for the project, 2) Purchase three KDV 500 turbines for implementation in Poland, the United States and Israel, 3) Start a regulatory process, including filing of permit applications and 4) Monthly payments Euro €10,000 to AlphaKat for consulting.

c.	On October 5, 2007, Global Ethiopia, entered into lease agreements with the Southern Nations Nationalities People’s Regional State, Ethiopia, or SNRS, for a 50 year lease of 20,000 hectares of rural land located in the Gamo Gofa zone in the SNRS for the purpose of cultivating castor seeds and 15 hectares of land located in the Gamu Gofa zone, Kucha Woreda, in the SNRS for the purpose of operating an oil crushing plant through an existing facility on the property. The agreements are subject to, among other things, the following conditions: (i) Global Ethiopia must pay SNRS a rental fee of Birr 47 (approximately US$5) or Birr 78 (approximately US$8.50) per hectare per year, depending on whether the leased land is defined as second or first class land, respectively; (ii) Global Ethiopia must completely develop the 20,000 hectares leased to it within eight years of the execution date of the agreement, including planting and maintaining trees or other oil producing crops. If no development process is carried out within a period of four (4) years from the date of execution of the agreement, then the undeveloped land may be repossessed by SNRS by giving six (6) months advance written notice to abandon the land; (iii) Global Ethiopia must completely develop the 15 hectares leased to it within three years of the execution date of the agreement; (iv) Global Ethiopia must perform a survey on the 20,000 hectares within 24 months of the execution date of the agreement;

Global Ethiopia has also an option to lease additional farmland from the SNRS during the term of the lease agreement (up to an additional 100,000 hectares of farmland) on the same terms as the lease agreement for the 20,000 hectares; and Global Ethiopia is not required to make any rental payments on its 20,000 hectare lease agreement until the fourth year of the agreement. During the term of the lease agreements, SNRS may cancel the lease due to failure of Global Ethiopia to discharge its material obligations under the lease agreements, provided, however, that Global Ethiopia is given one year prior notice and fails to cure such failure within such one year period. As of December 31, 2007, none of the conditions were met.

d.	In October 20, 2007 the Company entered into an agreement for consulting services with Trianon Partners (“Trianon”) and as of October 24, 2007 the Company entered into a Joint Development Agreement with Trianon. In consideration of the consulting services to be provided by Trianon, the Company agreed to pay Trianon a fixed fee of $250 thousands which is to be paid in $10,000 monthly installments once the Company determines to commence the construction of the plant with the balance to be paid upon mechanical completion of the plant. In the consideration of the Joint Development the Company agreed to grant an exclusive license to Trianon, throughout the states of Texas, New York and New Jersey to be formed with AlphaKat, to market systems that use a proprietary biodiesel technology for the conversion of waste to biodiesel. The aforementioned agreement was terminated in the Company executed a business and development agreement with (“Renewable”), an affiliate of Trianon and of American Renewable Diesel, LLC (“American”), see also note 13a.

NOTE 10 – SHARE CAPITAL:

a.	Common shares

Common stock confers on its holders the right to receive notice to participate and vote in general meetings of the Company, the right to a share in the excess of assets upon liquidation of the Company, and the right to receive dividends, if declared.

        In October 24, 2006, the Company issued 1,331,764 common shares at a price per share of $0.01 for an aggregate consideration of $13,000.

        On February 7, 2007, the Company issued 17,031,000 common shares at a price per share of $0.01 for consideration of approximately $170 thousands.

        On April 30, 2007, the Company issued a total of 40,175,000 common shares at a price per share of $0.01 for consideration of approximately $402 thousands of which approximately $47,000 was paid in cash, $28,000 was paid by conversion of $28,000 promissory note and approximately $327 thousands was paid via the issuance of non interest notes receivables having maturities up to one year. As at December 31, 2007, $150 thousands have not been yet collected.

As to the issuance of warrants, see note 8.

b.	Stock option plan

        In 2007, the Company established the 2007 share option plan, which provides for the issuance of up to 8,500,000 of the Company’s common shares.

In April 2007 the Company granted 5,055,021 stock options exercisable for ten years at an exercise price of $0.01 per share, to the CEO, the options vest in four equal batched over a period of four years from the date of the option, provided that the CEO is still the Company’s employee. No option was vested as to year end. The Company estimates the fair value of stock options granted using the Black-Scholes option-pricing model. The option-pricing model requires a number of assumptions, of which the most significant are, expected stock price volatility, and the expected option term.

NOTE 10 – SHARE CAPITAL (continued):

Expected volatility was based on the average of similar companies in the market due to insufficient trade volume. The expected option term represents the contractual period of the stock options as defined in the option agreement. The Company has historically not paid dividends and has no foreseeable plans to issue dividends. Risk-free interest rates, which are based on quoted H15 report of the Federal Reserve Board.

The fair value of the Company’s stock options granted to the CEO was estimated using the following weighted average assumptions:

Risk free interest	4.6	3%
Dividend yields	0
Volatility	250%
Expected term (in years)	10

The fair value of the options granted to the CEO using the Black&scholes model is $0.01 per option.

In May 7, 2007 the Company granted 400,000 warrants to a service provider for Investor Relations and Marketing Advisor services. 200,000 warrants are exercisable immediately at an exercise price of $0.01 per share. 200,000 additional options were intended to vest effective May 1, 2008, on a pro rata basis in the event the employment agreement terminated before May 1, 2008. The agreement with the service provider was terminated as of January 1, 2008, and as of the December 31, 2007, 350,000 warrants were vested and exercisable at an exercise price of $0.01 per share, the market value of the share we used in the calculation of the fair value as of the year end was $0.6. The fair value of the abovementioned warrants calculated amounted to $92,000. This fair value was estimated using the following weighted average assumptions:

Risk free interest	3.3	4%
Dividend yields	0
Volatility	250%
Expected term (in years)	Less than a year

As of December 31, 2007 no options or warrants were exercised.

As of December31, 2007, there were $33 thousands of total unrecognized compensation expenses related to unvested share based compensation arrangement granted under the plan.

As to options granted after balance sheet date, see note 13b.

NOTE 11 – INCOME TAXES

In 2007 and 2006 the Company incurred net operating loss for tax purposes and recognized a full tax valuation against deferred taxes. Accordingly, no provision or benefit for income taxes has been recorded in the accompanying financial statements.

The tax effect of net operating loss carry forward as of December 31, 2007 and 2006 was as follows:

	2007	2006

Deferred tax assets:
Net operating loss carry-forward	$484	$60
Valuation allowance	(484)	(60)

	$0	$0

The Company is primarily subject to U.S. federal income tax. For all years presented effective income tax rate is zero. The difference between the Company’s effective income tax rate and the statutory rate of 35% is attributable to an increase in the deferred tax valuation allowance.

The Company’s policy is to recognize interest and penalties related to income tax matters in income tax expense. As of January 1 and December 31, 2007, the Company had no accruals for interest or penalties related to income tax matters.

As of December 31, 2007, the Company had available for tax purposes unused net operating loss carry-forwards of $1,412. $1,101 will expire in various years from 2019 to 2027.

NOTE 12 – NET LOSS PER SHARE DATA

The Company’s basic net loss per share amounts has been computed by dividing net loss by the weighted average number of Common outstanding. In 2007, 2006, and 2005, the Company reported net losses; therefore, no common stock equivalents were included in the computation of diluted net loss per share since such inclusion would have been antidilutive. The calculations of basic and diluted net loss per share are as follows:

	December 31
	2007	2006	2005

Net loss, in thousands (Numerator)	$1,665	$69	$(6)
Weighted-average shares, in thousands (Denominator)	48,206	4,902	4,650

Basic and diluted net loss per share	$0.03	$0.01	$0.00

The shares issuable upon the exercise of options, and conversion of convertible debentures and warrants, which have been excluded from the diluted per share amounts because their effect would have been antidilutive, include the following:

December 31, 2007

Options:
Weighted average number, in thousands	3,370
Weighted average exercise price	$0.01
Warrants:
Weighted average number, in thousands	542
Weighted average exercise price	$0.81
Convertible Debt:
Weighted average number, in thousands	263
Conversion price	$2.2

NOTE 13 – SUBSEQUENT EVENTS:

a.	In February 6, 2008, The Company entered into a business and royalty agreement with Covanta Energy Corporation (“Covanta”), under which the Company granted to Covanta certain rights, both exclusive and non-exclusive, for the use, practice, and improvement of the KDV technology for the purpose of converting waste materials containing hydrocarbons into diesel oil in countries including the US, the UK, China and the Republic of Ireland. The Company has certain rights to pursue specified small scale projects using the technology. Covanta will have the option to invest in, as well as the Company retention of the right to invest 10% – 35% of the equity in projects initiated by Covanta. Covanta agreed to pay the Company a royalty equal to 10% of the gross revenues derived from the sale of diesel oil from each project for a period of 20 years from the date the applicable project achieves commercial operation. Under the agreement, Covanta shall also be responsible for financing 100% of the costs of erection of a demonstration plant, which it may disassemble and make available for pick up by us, at no cost to us, upon Covanta terminating its rights to the technology.

On the same day, the Company entered into a license agreement with Covanta under which the Company granted it a right to sell systems based on the technology to governmental organizations subject to certain pre-conditions regarding the purchase of a minimum number of systems based on the technology. Covanta’s rights under both the license agreement and the business and royalty agreement shall be non-exclusive until it has (i) issued a purchase order for a demonstration plant, and (ii) placed purchase orders for five additional systems. AlphaKat-Global Energy GmbH will receive a 10% commission from the sale of all systems, part of which shall be payable to American, subject to the business and development agreement described below.

In February 6, 2008, the Company executed a business and development agreement with Renewable, an affiliate of Trianon and of American, under which both Renewable and the Company shall have the right to identify and develop certain projects to convert feedstock to diesel using the KDV technology in New York, California and Texas, as well as Florida and New Jersey under certain conditions. If the Company identifies a project, Renewable shall be entitled to invest up to 25% of the total required equity. If Renewable identifies a project, the Company shall be entitled to invest up to 51% and Covanta will be entitled to invest up to 24% of the total required equity. In all projects, Renewable shall manage the projects and shall be entitled to development fees in the amount of $100 thousands for each KDV500, up to a maximum total of $2,000, according the number of KDV 500 system included in the project.

In connection with the business and development agreement described above, AlphaKat-Global Energy GmbH executed a license agreement with Renewable granting certain exclusive rights to market and sell systems based on the technology in the territory of California, New York and Texas, as well as New Jersey and Florida, subject to the satisfaction of minimum sales requirements. The territory may be reduced and/or exclusive rights may become non-exclusive rights, depending on whether minimum sale requirements are satisfied. American is to receive a commission on all sales in the territory. Systems sold to Covanta shall be credited to American, regardless of whether such systems are for use inside or outside the territory.

b.	In January 31, 2008 the Board of Directors approved the following options grants:1,150,000 to three directors (350,000 options each) pursuant to the Company director compensation plan, at an exercise price of US $2.2 per share, and 1,150,000 incentive options granted to executive officer pursuant to an employment agreement effective November 1, 2007.

c.	On March 20, 2008, the Company signed an amendment to the debentures agreement described in note 8. The Company agreed to amend certain sections of the agreement dated July 2007 as follows:

—	The private investor agreed to purchase $0.5 million of convertible debentures prior to a registration statement for the underlying shares is declared effective by the SEC and the additional $0.5 million once it become effective;

—	The conversion price has been changed from $2.20 to $1.25 for all debentures outstanding;

—	The exercise price has been changed from $2.50 and $2.35 to $1.25 for all warrants granted.

INTERIM CONSOLIDATED
FINANCIAL STATEMENTS AS OF
SEPTEMBER 30, 2008

IN U.S. DOLLARS

UNAUDITED

F - 1

CONDENSED CONSOLIDATED BALANCE SHEETS
(U.S. dollars in thousands)

	September 30 2008	December 31 2007
	Unaudited	Audited

A s s e t s
CURRENT ASSETS:
Cash and cash equivalents	$1,119	$1,470
Advance to supplier (refer to note 5a)	1,773
Other accounts receivable	119	187

T o t a l current assets	3,011	1,657

LONG TERM DEPOSITS	21	18
ADVANCE TO MINORITY INTEREST SHAREHOLDER	20	20
PROPERTY AND EQUIPMENT, net	1,290	523

T o t a l assets	$4,342	$2,218

Liabilities net of capital deficiency
CURRENT LIABILITIES:
Accounts payables	$401	$183
Accounts payable - other	746	335
Advance from third party (refer to note 5a)	1,773
Advance from third party (refer to note 10)	100
Short term loan from related parties	224
Short term loan from share holder	176
Short term loans	186
Debentures convertible into shares	2,633	2,618

T o t a l current liabilities	6,239	3,136

LIABILITY FOR EMPLOYEE RIGHTS UPON
RETIREMENT, NET	13

MINORITY INTEREST	18	18

CAPITAL DEFICIENCY:
Share capital - Common shares of $0.001 par value each:
Authorized: 250,000,000 shares at September 30, 2008 and December 31, 2007
Issued and outstanding: 79,387,764 shares and 63,187,764 shares at September 30, 2008
and December 31, 2007, respectively	79	63
Additional paid-in capital	1,482	742
Warrants	1,116	246
Receivables in respect of shares issued		(150)
Accumulated deficit during development stage	(4,532)	(1,764)
Accumulated deficit before development stage	(73)	(73)

T o t a l capital deficiency	(1,928)	(936)

T o t a l liabilities net of capital deficiency	$4,342	$2,218

The accompanying notes are an integral part of the consolidated financial statements.

F - 2

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(U.S. dollars in thousands, except share and per share data)

	Nine months ended September 30		Three months ended September 30		Cumulative from July 7, 2005 through September 30, 2008 (see note 1)
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)		(Unaudited)

OPERATING EXPENSES -
General and administrative expenses*	$3,208	$800	$855	$529	$4,896
FINANCIAL EXPENSES (INCOME), net	427	148	(80)	13	503
INCOME RELATED TO THE EXTINGUISHMENT
OF THE CONVERTIBLE DEBENTURES	(867)		(867)		(867)

NET LOSS (PROFIT) FOR THE PERIOD	$2,768	$948	$(92)	$542	$4,532

BASIC AND DILUTED NET
LOSS PER SHARE	$0.04	$0.02	$0	$0.01

WEIGHTED AVERAGE NUMBER OF
SHARES USED IN COMPUTING
BASIC AND DILUTED NET LOSS
PER SHARE	63,280,465	43,157,808	63,463,851	63,187,764

*	In the Nine month period ended September 30, 2008 includes $239 thousands share-based compensation and in the Three month period ended September 30, 2008 includes $18 thousands share-based compensation.

The accompanying notes are an integral part of the consolidated financial statements.

F - 3

STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (CAPITAL DEFICIENCY)
(U.S. dollars in thousands, except share and per share data)

	Share capital		Additional paid-in Capital	Warrants	Receivables in respect of Shares issued	Deficit accumulated during the development stage	Deficit accumulated before the development stage	Total capital deficiency
	Number	Capital
		I n t h o u s a n d s

BALANCE AS OF JULY 7, 2005 (unaudited)	4,650,000	$5	$105				$(73)	$37
CHANGES DURING THE PERIOD FROM JULY 7, 2005 THROUGH DECEMBER 31, 2007 (audited):
Issuance of shares	58,537,764	58	527		$(150)			435
Issuance of warrants				$246				246
Net loss for the period						$(1,764)		(1,764)
Share based compensation expenses			110					110

BALANCE AT DECEMBER 31, 2007 (audited)	63,187,764	63	742	246	(150)	(1,764)	(73)	(936)
CHANGES DURING THE PERIOD OF NINE
MONTHS ENDED SEPTEMBER 30, 2008 (unaudited):
Issuance of shares to shareholder					150			150
Issuance of shares - in relation with the debt extinguishment	1,200,000	1	149					150
Issuance of shares- net of issuance expenses	15,000,000	15	352	744				1,111
Issuance of warrants - in relation with the debt extinguishment				126				126
Net loss for the period						(2,768)		(2,768)
Share based compensation			239					239

BALANCE AT SEPTEMBER 30, 2008	79,387,764	$79	$1,482	$1,116	$-	$(4,532)	$(73)	$(1,928)

The accompanying notes are an integral part of the consolidated financial statements.

F - 4

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(U.S. dollars in thousands)

	Nine months ended September 30		Three months ended September 30		Cumulative from July 7, 2005 through September 30, 2008 (see note 1)
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)		(Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
Profit (Net loss)	$(2,768)	$(948)	$92	$(542)	$(4,532)
Adjustments required to reconcile net loss
to net cash used in operating activities:
Depreciation	24		10		26
Exchange differences on long term deposits	(3)		1		(3)
Share based compensation expenses	239	100	18	26	349
Expenses (income) in respect of the
convertibles debentures	228	148	(277)	148	302
Income in relation with the debt extinguishment	(867)		(867)		(867)
Liability for employee rights upon retirement	13		3		13
Increase in other accounts receivable and advance to supplier	(1,705)	(44)	(1,791)	(40)	(1,892)
Increase in balance with minority shareholder					(2)
Increase in accounts payables	218	51	198	30	401
Increase in other accounts payable accrued expenses and
advances from third parties	2,284	92	2,160	12	2,616

Net cash used in operating activities	(2,337)	(601)	(453)	(366)	(3,589)
CASH FLOWS FROM INVESTING ACTIVITIES:
Lease deposits		(18)		(18)	(18)
Payment for purchasing of fixed assets	(791)	(195)	(202)	(195)	(1,316)

Net cash used in investing activities	(791)	(213)	(202)	(213)	(1,334)
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of shares - net of issuance expenses	1,261	343	1,111	28	1,668
Loans received from shareholder	176		176		176
Loan received from related parties	224		224		224
Loans received	186		186		186
Proceeds from issuance of convertible
debentures and warrants net of issuance expenses	930	481		481	3,720

Net cash provided by financing activities	2,777	824	1,697	509	5,974
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(351)	10	1,042	(70)	1,051
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	1,470	11	77	91	68

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$1,119	$21	$1,119	$21	$1,119

The accompanying notes are an integral part of the consolidated financial statement

F - 5

NOTES TO CONDENSED FINANCIAL STATEMENTS (unaudited)

NOTE 1	–	GENERAL

a.	Global Energy Inc. ("the Company") was incorporated under the laws of the State of Nevada on February 16, 1999.

The Company has been considered a development stage enterprise since July 7, 2005, as defined by the Statement of Financial Accounting Standards (“SFAS”) No. 7 –“Accounting and Reporting by Development Stage Enterprise”. The accompanying financial statements have disclosed cumulative amounts in the statements of operations and cash flows since the July 7, 2005 inception of becoming a development stage company until September 30, 2008.

b.	During May 2007, the Company established two subsidiaries in Israel: Global Fuel Israel Ltd. ("Fuel"), a fully owned subsidiary, and Global N.R.G. Pacific Ltd. ("Pacific"), of which the Company owns a 50.1% interest. In October, 2007, Pacific established a subsidiary in Ethiopia named Global Energy Ethiopia PLC ("Global Ethiopia"). Pacific and its consolidated company act as the agricultural arm of the Company's activities in the Bio-Diesel field.

On May 2, 2007, the Company entered into an agreement with AlphaKat GmbH (“AlphaKat”) in order to cooperate in commercialization of AlphaKat’s technology of producing mineral diesel oil from municipal waste using machines that convert hydrocarbon waste into diesel oil invented for that purpose by AlphaKat (the “KDV machines”). On July 10, 2007, the Company entered into an agreement with AlphaKat to incorporate and operate a company named AlphaKat – Global Energy GmbH (“AGEI”). Each party holds 50% of the shares of AGEI. AGEI is to provide worldwide marketing and sales services of KDV machines in consideration of a 10% sales commission. The Company is responsible to finance AGEI if such financing is required; AlphaKat has the right to object to any sale of KDV machines.

The consolidated financial statements include the accounts of the Company and its subsidiaries mentioned above, and the accounts of the 50% owned entity (AGEI) which according to FIN 46R is a variable interest entity and the Company is the primary beneficiary.

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NOTE 2	–	INTERIM FINANCIAL STATEMENTS

The accompanying unaudited interim consolidated financial statements as of September 30, 2008 and for the nine months then ended, have been prepared in accordance with accounting principles generally accepted in the United States relating to the preparation of financial statements for interim periods. Accordingly, they do not include all the information and footnotes required for annual financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine months ended September 30, 2008 are not necessarily indicative of the results that may be expected for the year ending December 31, 2008. The December 31, 2007 Condensed Balance Sheet data was derived from audited financial statements, but do not include all disclosures required by accounting principles generally accepted in the United States of America. These financial statements should be read in conjunction with the financial statements and notes thereto contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

NOTE 3	–	GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As of September 30, 2008, the Company had approximately $1,119 thousands in cash and cash equivalents, approximately $3,228 thousands in negative working capital, a stockholders’ deficit of approximately $1,928 thousands and an accumulated deficit of approximately $4,532 thousands. Management anticipates that the Company will continue to generate significant losses from operations for the foreseeable future, and that their business will require substantial additional investment that have not yet been secured. The Company and its subsidiaries anticipate that the existing cash, rose in a private placement and loans received during third quarter in 2008, will not be sufficient to continue its operations through the next 12 months. The Company is also committed to repay the loans in a period less than a year. Management is continuing in the process of fund raising in the private equity markets as the Company will need to finance future activities and general and administrative expenses. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

These financial statements do not include any adjustments that may be necessary should the Company be unable to continue as a going concern. The Company’s continuation as a going concern is dependent on its ability to obtain additional financing as may be required and ultimately to attain profitability.

NOTE 4	–	NEWLY ISSUED ACCOUNTING PRONOUNCEMENTS:

a.	In May 2008, the FASB issued SFAS 162, “The Hierarchy of Generally Accepted Accounting Principles”. SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with GAAP in the United States. Any effect of applying the provisions of SFAS 162 shall be reported as a change in accounting principle in accordance with SFAS 154, “Accounting Changes and Error Corrections”. SFAS 162 is effective 60 days following approval by the Securities and Exchange Commission of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles. Management does not anticipate that the adoption of SFAS 162 will have a material impact on the Company’s financial statements.

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b.	In April 2008, the FASB issued FASB Staff Position (“FSP”) FAS 142-3, Determination of the Useful Life of Intangible Assets. This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS 142, Goodwill and Other Intangible Assets. The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS 141R, and other generally accepted accounting principles (“GAAP”). This FSP is effective for fiscal years beginning after December 15, 2008. Early adoption is prohibited. The Company is required to adopt FSP FAS 142-3 for the fiscal year beginning January 1, 2009. Management does not anticipate that the adoption of this FSP will have a material impact on the Company’s financial statements.

c.	In December 2007, the FASB issued Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an Amendment of ARB No. 51” (“SFAS 160”). SFAS 160 amends ARB 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. Ownership interests in subsidiaries held by parties other than its parent company are required to be presented in the consolidated statement of financial position within equity, but separate from the parent company’s equity. SFAS 160 requires that changes in a parent company’s ownership interest while the parent company retains its controlling financial interest in its subsidiary should be accounted for in a manner similar to the accounting treatment of equity transactions. When a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary should be initially measured at fair value, with any gain or loss recognized in earnings.

SFAS 160 requires consolidated net income to be reported in amounts that include the amounts attributable to both the parent company and the noncontrolling interest. It also requires disclosure, on the face of the consolidated income statement, of the amounts of consolidated net income attributable to both parent companies and the noncontrolling interests.

SFAS 160 is effective for fiscal years (including interim periods within those fiscal years) beginning on or after December 15, 2008. Earlier adoption is prohibited. SFAS 160 is required to be applied prospectively as of the beginning of the fiscal year in which it is initially applied, except for the presentation and disclosure requirement which shall be applied retrospectively for all periods presented. The Company is required to adopt SFAS 160 as of January 1, 2009. The Company is currently assessing the impact that SFAS 160 may have on its results of operations and financial position.

d.	In May 2008, the FASB issued SFAS 162, The Hierarchy of Generally Accepted Accounting Principles. SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with GAAP in the United States. Any effect of applying the provisions of SFAS 162 shall be reported as a change in accounting principle in accordance with SFAS 154, Accounting Changes and Error Corrections. SFAS 162 is effective November 15, 2008. Management does not anticipate that the adoption of SFAS 162 will have a material impact on the Company’s financial statements.

e.	In April 2008, the FASB issued FASB Staff Position (“FSP”) FAS 142-3, Determination of the Useful Life of Intangible Assets. This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS 142, Goodwill and Other Intangible Assets. The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS 141R, and other generally accepted accounting principles (“GAAP”). This FSP is effective for fiscal years beginning after December 15, 2008. Early adoption is prohibited. The Company is required to adopt FSP FAS 142-3 for the fiscal year beginning January 1, 2009. Management does not anticipate that the adoption of this FSP will have a material impact on the Company’s financial statements.

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f.	In March 2008, the FASB issued Statement of Financial Accounting Standards No. 161, “Disclosures about Derivative Instruments and Hedging Activities”(“SFAS 161”). SFAS 161 is intended to improve financial reporting regarding derivative instruments and hedging activities by requiring enhanced disclosure to enable investors to better understand the effects of such derivative instruments and hedging activities on a company’s financial position, financial performance and cash flows. SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged (January 1, 2009, for the Company). SFAS 161 also improves transparency regarding the location and amounts of derivative instruments in a company’s financial statements; how derivative instruments and related hedged items are accounted for under Statement of Financial Accounting Standards No. 133 “Accounting for Derivative Instruments and Hedging Activities”; and how derivative instruments and related hedged items affect a company’s financial position, financial performance and cash flows. The Company is currently evaluating the effect SFAS 161 will have on its financial statement presentations.

g.	In June 2008, the EITF reached a consensus on EITF Issue No. 07-5, “Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock” (“EITF 07-5”). EITF 07-5 addresses the determination of whether an equity linked financial instrument (or embedded feature) that has all of the characteristics of a derivative under other authoritative U.S. GAAP accounting literature is indexed to an entity’s own stock and would thus meet the first part of a scope exception from classification and recognition as a derivative instrument. Nortel plans to adopt the provisions of EITF 07-5 on January 1, 2009. The Company is currently assessing the impact of the adoption of EITF 07-5, if any, on its results of operations and financial condition.

NOTE 5	–	TRANSACTIONS WITH THIRD PARTIES

a.	On February 6, 2008 each of Alphakat and its President, Dr. Koch and AGEI entered into agreements, which were amended on July 8, 2008, with Covanta Energy Corporation, a wholly owned subsidiary of Covanta Holding Corporation (“Covanta”), an internationally recognized owner and operator of waste-to-energy and power generation projects. Covanta’s facilities convert municipal solid waste into renewable energy for numerous communities, predominately in the United States. Under the terms of these agreements, Covanta has the exclusive right to purchase, use and make improvements to the KDV technology in the United States for household waste feedstock, and non-exclusive rights to use the KDV process in China, UK and the Republic of Ireland. Covanta must try to complete its testing of the first unit within period agreed. If Covanta’s tests on its first unit are positive and it wishes to proceed further with its deployment of the KDV process then it must begin by ordering five additional KDV 500 units within twelve months of the commissioning date of the first KDV 500 unit. Over a ten-year period, which begins on the commissioning date of its first unit, Covanta must order a total of 600 KDV 500 units or the equivalent in terms of production capacity.

Covanta also granted the Company the right to fund and own up to 35% of each of Covanta’s KDV-based projects. In addition, Covanta has agreed to pay to the Company an amount equal to 10% of the gross revenue of each of Covanta’s KDV-based projects, regardless of whether the Company invests in these projects or not.

As of September 30, 2008 no such KDV-based projects were initiated.

b.	American Renewable Diesel (“American”) is a special purpose company owned and managed by Trianon Partners. On February 6, 2008 AGEI and American Renewable Diesel executed an agreement granting to American Renewable Diesel the right to sell and use the KDV technology in five states in the U.S.: Texas, California, New York, New Jersey and Florida. Similar to the business arrangement with Covanta, the Company has the right to fund and own up to 51% of each of American Renewable Diesel’s KDV-based projects.

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As of September 30, 2008 no such KDV-based projects were initiated.

c.	On June 2, 2008, the Company entered into a letter of understanding with S.C. Supercom S.A., a Romanian company engaged in the business of collecting municipal solid waste. In the letter of understanding, the parties have agreed to work together to structure a joint company in Romania.

NOTE 6	–	SHORT TERM LOANS:

a.	Loan received from related parties

During the third quarter of 2008, the Company received a loan from a major shareholder and Senior Management in the amount of 739 thousands New Israeli Shekels (“NIS”), (approximately USD$ 224 thousands). The loan bears annual interest of 8.5% and is due on January 1, 2009.

b.	Loans received from third parties

During the third quarter of 2008, the Company received two loans from third parties in the total amount of $186 thousands. The loans bear a weighted average annual interest of 5%. $150 thousands are due on January 1, 2009 and $36 thousands are due on October 31, 2008 and were paid on that date. The Company is not committed to give any additional rights to the lenders.

c.	Loans received from shareholder

During the third quarter of 2008, the Company received a loan from shareholder in the amount of $176 thousands. The loan bears annual interest of 4% and is due on January 1, 2009.

NOTE 7	–	STOCK OPTIONS:

a.	Options to Directors and Employees

In January 31, 2008 the Board of Directors approved the following option grants under the 2007 Plan: 1,050,000 options to three directors (350,000 options each), and 1,150,000 options to executive officer at an exercise price of US $2.2 per share. Two of the three directors have resigned by the end of September, their 700,000 options were canceled and none were vested.

The fair value of the stock options grants were estimated using the Black-Scholes option valuation model that used the following assumptions:

Risk free interest	3.93%
Dividend yields	0
Volatility	230%
Expected term (in years)	10

b.	Options to consultant

On May 21, 2008 the Company granted options to a consultant to purchase 226,415 of the Company’s common shares of $ 0.001 par value, the options were immediately vested and exercisable at an exercise price of $1.25 per share. The fair value of the options granted is $85 thousands. On September 24, 2008, the Company announced the appointment of the consultant to its Board of Directors.

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The fair value of the stock options grants were estimated using the Black-Scholes option valuation model that used the following assumptions:

Risk free interest	2.66%
Dividend yields	0
Volatility	208%
Expected term (in years)	4

As of September 30, 2008 no options were exercised.

As of September 30, 2008, there were $ 687 thousands of total unrecognized compensation expenses related to unvested share based compensation arrangement granted under the plan.

NOTE 8	–	CONVERTIBLE DEBENTURES AND WARRANTS

On July 2007, the Company entered into an agreement to issue in four different installments, as set in the agreement, $4 million aggregate principal amount of convertible debentures (“Debentures”) in a private placement. In March 20, 2008 the Company signed an amendment to the debentures agreement which stated the following: (1) The private investor (“Investor”) agreed to purchase the forth installment of $1 million in two equal installments, the first installment was on the date of the amendment and the last installment of $0.5 million is due after a registration statement for the underlying shares is declared effective by the SEC. On May 13, 2008 the registration statement was declared effective, and the Investor purchased the last installment (2) The conversion price was changed from $2.20 to $1.25 for all Debentures outstanding and (3) The exercise price of the warrants granted in conjunction of this private placement was changed from $2.50 and $2.35 to $1.25.

On July 15 2008 the Company entered to amended agreement with the Investor, the agreement amends the agreement dated July 6, 2007 between the Company and the Investor. The amendment allows the Company to immediately defer certain principal and interest payments due under the Debentures agreement. In consideration the Company issued the Investor 200,000 restricted shares of its common stock. On September 22, 2008, the Company entered into a third amendment with the Investor in order to defer certain principal and interest payments, the amendment was become effective as of September 30, 2008. The Amendment allows the Company the following:

—	The exercise price of the warrants was reset to $0.10 per share and the total number of shares underlying the warrants was increased from 600,000 to 7,500,000 shares. Prior to the change the warrants were exercisable at a price of $1.25 per share.

—	The conversion price of the Debentures was reset to $0.10, prior to the change the conversion price was $1.25.

—	The Company issued the Investor 1,000,000 restricted shares of its common stock.

—	The interest rate on the face amount of $4 million Debentures increased from 10% to 12%.

—	The repayment schedule of the Debentures was revised and will commence November 2008.

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The Company analyzed the difference between the value of the Debentures using the original terms compare to the value of the Debentures using the new terms under EITF Issue No. 96-19, “Debtor’s Accounting for a Modification or Exchange of Debt Instruments”, and found this difference is greater than 10%, therefore it was determined to account this transaction as debt extinguishment, and to record the Debentures under the new terms at fair value, and the new equity instruments the Investor received at fair value against statement of operation.

According to the third amendment, in the event the Investor elects not to convert the Company may elect to repay the Investor in cash or in Company’s shares.

If any event of default occurred, the full unpaid Principal amount of this Debenture, together with interest shall become at the Investor’s election, immediately due and payable in cash. The conversion option included within each of the Company’s convertible debenture does not meet all the conditions of EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” related to equity classification and therefore should be bifurcated from the debt host contract. In addition the call option is considered as embedded derivative that require bifurcation, therefore this instrument is evaluated each reporting period and the difference in fair value is recorded as financial income or expense.

In September 30 2008 the Company measured the fair value of the embedded derivatives features at approximately $2,445 thousands. The Company also measured the fair value of warrants at approximately $372 thousands; and the fair value of the debentures at approximately $188 thousands.

Following are the details of the convertible debentures:

September 30,
2008
In thousands

Principal	188
Conversion option	2,506
Call option	(61)

2,633

The notes are secured by a pledge on all of the Company’s assets.

As of September 30, 2008, none of the warrants were exercised and none of the debentures were converted into share.

NOTE 9	–	STOCK HOLDERS’ EQUITY

The Company’s shares are traded on the Over-The-Counter Bulletin Board.

On September 30, 2008, the Company entered into a Securities Purchase Agreement with twenty-seven accredited investors for the sale of 30 units at a purchase price of $50 thousands per unit for total consideration of $1,500 thousands. Each unit consists of 500,000 shares of common stock and 500,000 share purchase warrants exercisable at $0.10 for a period of five years.

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As finders fee, in connection with the securities purchase agreement, the Company paid $389 thousands, as well as issued 1,500,000 share purchase warrants exercisable at $0.10 to the brokers.

The consideration was allocated to the shares and warrants issued based on relative fair value. The value allocated to all warrants estimated by using the Black Scholes option-pricing model is $744 thousands and was based on the following assumptions: dividend yield of 0%; expected volatility of 206%; risk-free interest rates of 3.91%; and expected term of 5 years.

NOTE 10	–	ADVANCE FROM THIRD PARTY

During the third quarter of 2008, the Company received an advance of $100 thousands from a third party, whom the Company is negotiating on joint transaction in Ethiopia.

NOTE 11	–	FAIR VALUE OF FINANCIAL ASSETS

Adoption of Statement of Financial Accounting Standards No. 157

In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS 157, Fair Value Measurements. SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with accounting principles generally accepted in the United States, and expands disclosures about fair value measurements.

The Company adopted the provisions of SFAS 157 as of January 1, 2008, for financial instruments.

Although the adoption of SFAS 157 did not materially impact the Company’s financial condition, results of operations, or cash flows, the Company is now required to provide additional disclosures as part of its financial statements.

SFAS 157 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The three tiers are Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

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The Company’s assets that are measured at fair value on a recurring basis, and subject to the disclosure requirements of SFAS 157 at September 30, 2008, were as follows:

		Fair value measurements at reporting date using
Description	Fair value at September 30, 2008	Quoted prices in active markets for identical assets	Significant other observable inputs	Significant unobservable inputs
		(Level 1)	(Level 2)	(Level 3)

Embedded derivative:
Conversion option	$2,506			$2,506
Call option	$(61)			$(61)

The Company held no Level 1 and Level 2 Financial assets during the three and nine months ended September 30, 2008.

The Embedded Derivatives – conversion option and call option included in Level 3 above was valued using information provided by the Company’s appraiser.

Changes in the Embedded Derivative – conversion option and call option included in Level 3 above during the three and nine months ended September 30, 2008 were as follows:

Level 3

Balance, January 1, 2008	$1,032
Gain from updating the conversion option fair value	(917)
Gain from eliminating the conversion option fair value
due to debt extinguishment	(115)
New conversion option due to debt extinguishment	2,506
Call option due to debt extinguishment	(61)

Balance, September 30, 2008	$2,445

Balance, July 1, 2008	$950
Gain from updating the conversion option fair value	(835)
Gain from eliminating the conversion option fair value
due to debt extinguishment	(115)
New conversion option due to debt extinguishment	2,506
Call option due to debt extinguishment	(61)

Balance, September 30, 2008	$2,445

NOTE 12	–	RESTRICTION PLACED IN RESPECT OF LIABILITY

According to the third amendment between the Company and the Investor to the Debentures agreement, dated September 20, 2008, (refer to note 7), it was agreed that the Company has to comply with an approved budget. Any violation of this covenant shall be deemed an event of default, and the full unpaid Principal amount of this Debenture, together with interest shall become at the Investor’s election, immediately due and payable in cash.

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NOTE 13	–	SUBSEQUENT EVENTS:

a.	On October 8, 2008 the Company entered into agreement with Yanai Man Projects Ltd. (“YMP”), with respect to the shares held by YMP in Pacific. YMP holds 49.9% interest of Pacific. Pursuant to the agreement, the parties agreed that the Company would have the right at any time to purchase from YMP 449 ordinary shares in Pacific, constituting 90% of YMP’s holdings in Pacific, for a consideration of $150 thousands, payable by Global over a period of one year through the payment of ten installments of $15 thousands each starting January 30, 2009. The Company exercised this right of purchase on October 8, 2008. Additionally, during the first two years following the effective date of the agreement, YMP has the right to require the Company to purchase an additional 25 ordinary shares in Pacific held by YMP per year, for an additional consideration of $50 thousands, payable by Global over a period of one year from the exercise of the right by YMP. The parties also agreed that at all times, the Company has the right to purchase the 50 remaining shares of Pacific held by YMP for an additional consideration of $100 thousands, payable by the Company over a period of one year from the exercise of the right by Global.

NOTE 13	–	SUBSEQUENT EVENTS (continued):

b.	On October 26, 2008, Pacific entered into a Loan Agreement (the “Agreement”) with third party. It was agreed that the Lender shall loan Pacific an aggregate of US$ 400 thousands, with US$ 300 thousands being transferred to Pacific in three equal installments during October and November 2008. The loan is to be fully repaid to the Lender by May 1, 2009 and will not bear interest. In the case of a default, the debt shall be transferred to the Company, and the Lender shall be entitled to 1,000,000 shares of the Company at no cost. In addition, the Company shall give a corporate guarantee for the repayment of the loan. In addition Pacific will issue to the Lender shares in Pacific constituting 44% of the outstanding shares of Pacific. Also, upon acquisition of additional 5% of the shares in Pacific held by YMP (see a above), the Company shall transfer said 5% shares to the Lender, no later than November 1, 2010. It was also agreed that upon achievement of milestones of annual castor seeds production of 30,000, 40,000, 50,000, 60,000 or 70,000 tons of castor seeds, respectively, during any calendar year, then the Company will be entitled to a share of 55%, 60%, 65%, 70% and 75%, respectively, of all dividends distributed by Pacific with respect to such year. As of to date Pacific has received $120 thousands from the Lender.

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